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                            ASSET PURCHASE AGREEMENT

                                      among

                               CVS PHARMACY, INC.

                                 CVS CORPORATION

                         J.C. PENNEY COMPANY, INC. and

                   SELLERS LISTED ON EXHIBIT A ATTACHED HERETO





                            dated as of April 4, 2004


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                                TABLE OF CONTENTS
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                                    ARTICLE 1
                                PURCHASE AND SALE

Section 1.01.  Purchase and Sale of Purchased Assets...........................2
Section 1.02.  Excluded Assets.................................................5
Section 1.03.  Assumed Liabilities.............................................6
Section 1.04.  Excluded Liabilities............................................7
Section 1.05.  Purchase of Southern Entity Shares..............................8
Section 1.06.  Financial Statements............................................8
Section 1.07.  Unadjusted Purchase Price.......................................8
Section 1.08.  Conditional Purchase Price Adjustment...........................9
Section 1.09.  Estimated Purchase Price........................................9
Section 1.10.  Physical Inventory..............................................9
Section 1.11.  Closing Working Capital Adjustment.............................10
Section 1.12.  Intercompany Obligations.......................................12
Section 1.13.  Failed Landlord Consents.......................................12
Section 1.14.  Closing........................................................14
Section 1.15.  Deliveries At The Closing......................................14
Section 1.16.  Nonassignable Leases and Contracts.............................17
Section 1.17.  Obligation of the Purchaser to Perform.........................18

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

Section 2.01.  Representations and Warranties Regarding the Parent
                 and the Sellers..............................................18
Section 2.02.  Representations and Warranties Regarding the
                 Southern Business............................................20

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF CVS AND THE PURCHASER

Section 3.01.  Organization, Standing and Corporate Power.....................34
Section 3.02.  Authority of Purchaser; Noncontravention.......................34
Section 3.03.  Authority of CVS; Noncontravention.............................35
Section 3.04.  Governmental Consents and Approvals............................36
Section 3.05.  Brokers........................................................36
Section 3.06.  Financing......................................................36
Section 3.07.  Investment Intent..............................................36
Section 3.08.  Sophistication of the Purchaser................................37

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                                    ARTICLE 4
                                    COVENANTS

Section 4.01.  Conduct of Business............................................37
Section 4.02.  Casualty; Condemnation.........................................42
Section 4.03.  Acquisition Proposals; Inconsistent Activities.................42
Section 4.04.  Access To Information; Confidentiality; Data
                 Bridge Development...........................................43
Section 4.05.  Reasonable Best Efforts; Regulatory Matters....................44
Section 4.06.  Public Announcements...........................................47
Section 4.07.  Further Assurances; No Hindrances..............................48
Section 4.08.  Notices of Certain Events......................................48
Section 4.09.  Notice of Possible Breach......................................48
Section 4.10.  Prescription Files.............................................48
Section 4.11.  Tax Matters....................................................48
Section 4.12.  Tax Matters Relating To The Southern Entities..................53
Section 4.13.  Employee Matters...............................................59
Section 4.14.  Guarantee Releases under Certain Contracts.....................63
Section 4.15.  Contractual Overpayments.......................................63
Section 4.16.  Framework Agreement............................................63
Section 4.17.  Parent PBM Agreement...........................................64
Section 4.18.  Title and Survey...............................................64
Section 4.19.  Environmental Inspections......................................65
Section 4.20.  Prorations.....................................................66
Section 4.21.  Medicare And Medicaid Provider Numbers.........................66
Section 4.22.  Non-solicitation...............................................66
Section 4.23.  Monthly Financial Reports......................................67
Section 4.24.  Texas Certifications...........................................67
Section 4.25.  Northern Sites.................................................67
Section 4.26.  Insurance Claims Administration................................67
Section 4.27.  Controlled Substances Inventory................................67
Section 4.28.  JCP Telemarketing Agreement....................................67
Section 4.29.  Sharing of Net Real Estate Costs in CN States..................68
Section 4.30.  EDC Licensing, Inc.............................................68


                                    ARTICLE 5
                              CONDITIONS PRECEDENT

Section 5.01.  Conditions to Each Party's Obligation..........................68
Section 5.02.  Conditions to Obligations of the Parent and the Sellers........69
Section 5.03.  Conditions to Obligations of the Purchaser.....................69


                                    ARTICLE 6
                        TERMINATION, AMENDMENT AND WAIVER

Section 6.01.  Termination....................................................70
Section 6.02.  Effect of Termination..........................................71

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Section 6.03.  Amendment......................................................71
Section 6.04.  Extension; Waiver..............................................71


                                    ARTICLE 7
                                 INDEMNIFICATION

Section 7.01.  Indemnification By The Parent..................................72
Section 7.02.  Indemnification by CVS.........................................73
Section 7.03.  Notice And Resolution of Claims................................74
Section 7.04.  Limits on Indemnification......................................75
Section 7.05.  Indemnity Payments.............................................76
Section 7.06.  Coordination With Tax Covenant.................................76
Section 7.07.  Knowledge......................................................76


                                    ARTICLE 8
                                  MISCELLANEOUS

Section 8.01.  Reliance.......................................................77
Section 8.02.  Fees and Expenses..............................................77
Section 8.03.  Certain Definitions............................................77
Section 8.04.  Notices........................................................89
Section 8.05.  Interpretation.................................................90
Section 8.06.  Entire Agreement; Third Party Beneficiaries....................91
Section 8.07.  Governing Law; Venue...........................................91
Section 8.08.  Assignment.....................................................92
Section 8.09.  Alternative Structure..........................................92
Section 8.10.  Enforcement....................................................93
Section 8.11.  Severability...................................................93
Section 8.12.  Counterparts...................................................94
Section 8.13.  Bulk Sales Laws................................................94

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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT, dated as of April 4, 2004 (this "Agreement"), is made and entered into among CVS Pharmacy, Inc., a Rhode Island corporation (the "Purchaser"), CVS Corporation, a Delaware corporation ("CVS"), J.C. Penney Company, Inc., a Delaware corporation (the "Parent"), and the Sellers listed on Exhibit A attached hereto (including, Eckerd Corporation, a Delaware corporation ("Eckerd"), Thrift Drug, Inc., a Delaware corporation ("Thrift") and Genovese Drug Stores, Inc., a Delaware corporation ("Genovese") collectively, the "Sellers").

                                    RECITALS:

     A. TDI Consolidated Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Parent, owns all of the issued and outstanding shares (the "TDI Shares") of the capital stock of the companies listed on Exhibit B hereto (the "TDI Companies").

     B. The TDI Companies and TDI Subsidiaries are engaged in the business of owning and operating a chain of retail drugstores, pharmacy benefit administration and management services, mail order pharmacy services, specialty pharmacy and related businesses (the "Business").

     C. Upon the terms and subject to the conditions contained herein, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Purchased Assets (as defined in Section 1.01) and the Southern Entity Shares (as defined in Section 1.05).

     D. On the terms and subject to the conditions contained herein, the Sellers desire to assign to the Purchaser, and the Purchaser is willing to assume, the Assumed Liabilities.

     E. Immediately following the consummation of the sale of the Purchased Assets and the Southern Entity Shares, the TDI Shares will be sold to The Jean Coutu Group (PJC) Inc. (the "Stock Purchaser") pursuant to a stock purchase agreement dated as of the date hereof (the "Stock Purchase Agreement").

     F. Concurrently with the execution and delivery of this Agreement, the Sellers have delivered to the Purchaser a Disclosure Schedule, dated as of the date hereof (the "Disclosure Schedule").

     G. Capitalized terms used but not defined have the meanings assigned to such terms in Section 8.03.

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         NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

     Section 1.01. Purchase and Sale of Purchased Assets. Except as otherwise provided below, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Sellers at the Closing, and the Sellers agree to sell, convey, assign, transfer and deliver ("Transfer"), or cause to be Transferred to the Purchaser at the Closing (as defined in Section 1.14), free and clear of any mortgage, lien, pledge, charge, security interest, claim, preemptive right, covenant, right of way, easement, restriction, encumbrance or other adverse claim of any kind ("Liens or Encumbrances"), other than Permitted Liens, all of the Sellers' right, title and interest in, to and under all assets and properties relating primarily to the Southern Business, as the same shall exist on the Closing Date (as defined in Section 1.14), including all assets shown on the Balance Sheet and all assets relating primarily to the Southern Business acquired by the Sellers between the date of the Balance Sheet and the Closing Date (and not disposed of in the ordinary course of business as permitted by this Agreement) (the "Purchased Assets"), including, without limitation, the following:

     (a) Inventory. All pharmaceutical and non-pharmaceutical inventories at the Southern Sites and owned by a Seller (including private label inventory), including inventory ordered and earmarked for, but not yet delivered to, the Southern Sites (collectively, the "Inventory");

     (b) Fixed Assets; Personal Property. All of the fixed assets and tangible personal property (other than the Inventory) located at the Southern Sites and owned by the Sellers;

     (c) Prescription Files. All of the prescription files owned and used primarily in connection with the operation of the Southern Business and all of the patient profiles, customer lists, transferable licenses, phone numbers, goodwill and other intangible assets owned and used primarily in connection with the Southern Sites (the "Prescription Files");

     (d) Southern Site Leases. The Southern Site Leases set forth on Section 1.01(d) of the Disclosure Schedule (the real property leased pursuant to the Southern Site Leases is referred to collectively as the "Leased Real Property") and buildings and other improvements owned by the Sellers located on Leased Real Property subject to ground lease, and all commitments to lease stores in any of the Southern States (x) binding as of the date of this Agreement and disclosed in writing to the Purchaser's counsel prior to the date hereof or (y) consented to in

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writing by Purchaser in accordance with Section 4.01 (and all Leased Real
Property documents, related construction plans and documents and related real estate files);

     (e) Owned Real Property. The real property owned by the Sellers and set forth on Section 1.01(e) of the Disclosure Schedule (the "Owned Real Property" and together with the Leased Real Property, the "Real Property"), together with all buildings, fixtures, and improvements erected thereon and buildings and other improvements owned by the Sellers and located on the Owned Real Property (and all title documents, surveys, related construction plans and documents and related real estate files with respect to the Owned Real Property);

     (f) Deposits. All of the Sellers' security deposits relating to the Southern Site Leases where the landlord thereunder has consented in writing to the transfer of the deposits to the Purchaser and, to the extent transferable, all utility deposits relating to the Southern Sites;

     (g) Permits. All Permits (as defined in Section 2.02(f)(ii)) relating primarily to the operation of the Southern Business, to the extent such Permits are transferable;

     (h) Telephone and Fax Numbers. The right to use the telephone and fax machine numbers assigned to each of the Southern Sites;

     (i) Claims Relating to Purchased Assets. All claims, credits, causes of action, rights of recovery and rights of setoff of every type and kind relating solely to the Purchased Assets, including suppliers' and manufacturer's warranties with respect to the Purchased Assets, in each case, whether accruing before or after the Closing;

     (j) Shared Claims. An amount of any recoveries received by the Sellers after the Closing and allocable to the Southern Business based upon the Agreed Sharing Proportion from any claims, causes of action, rights of recovery and rights of set off relating to both the Southern Business and the Northern Business, except as otherwise set forth in the Framework Agreement;

     (k) Other Tangible Property. All other tangible property, real, personal or mixed, located at the Southern Sites that the Sellers own and utilize primarily in connection with the operation of the Southern Business;

     (l) Goodwill. All goodwill associated with the Purchased Assets;

     (m) Assigned Contracts. All Contracts (as defined in Section 2.02(n)) relating primarily to the Southern Business (the "Assigned Contracts");

     (n) Split Contracts. The benefits of the Contracts which are apportioned to the Purchaser pursuant to the Framework Agreement;

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     (o) Scanning and Computer Equipment. Any of the point-of-sale scanning systems, computer equipment and pharmacy and hardware systems owned by the Sellers and located at any of the Southern Sites;

     (p) Petty Cash. Petty cash in an aggregate amount equal to $2,500 per Southern Store ("Petty Cash");

     (q) Repair and Replacement Equipment. A share of all repair or replacement equipment and tools of the Business, which will be allocable to the Southern Business for this purpose based upon the Agreed Sharing Proportion, except as otherwise set forth in the Framework Agreement;

     (r) Certain Intellectual Property Rights. All Intellectual Property Rights owned by the Sellers (or a Subsidiary of a Seller) and associated solely with the Southern Drugstore Business, PBM Business, Specialty Pharmacy Business or the Mail Order Business, except as otherwise set forth in the Framework Agreement;

     (s) Shared Intellectual Property Rights. Intellectual Property Rights allocated to the Southern Business pursuant to the Framework Agreement;

     (t) Receivables. Receivables attributable to the Southern Business (to be delivered to the Purchaser in the manner contemplated in the Framework Agreement);

     (u) Shared Receivables. Receivables apportioned to the Purchaser pursuant to the Framework Agreement.

     (v) Books and Records. All books, records, files and papers, whether in hard copy or computer format, located at the Southern Sites or relating primarily to the Purchased Assets and/or the Southern Business (and copies of other books, records, files and papers relating to the Southern Business), including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records and any information relating to any Taxes imposed on the Purchased Assets or the Southern Business;

     (w) Vehicles. The vehicles, trucks and other rolling stock used primarily in connection with the Southern Sites;

     (x) Largo Mail Order Site. The right to rent the Largo Mail Order Site for a lease period of thirty-six (36) months after the Closing Date at a rate of $3.00 with such rights of ingress and egress (including parking spaces) as are currently used by the Largo Mail Order Site; and

     (y) CN Real Estate Interests. If the CN Trigger occurs prior to Closing, the CN Real Estate Interests.

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provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.02.

     Section 1.02. Excluded Assets. The Purchaser expressly understands and agrees that all other assets and property of the Sellers, the Parent and of the Business, other than the assets owned by any of the Southern Entities (all such other assets except the assets of any of the Southern Entities hereafter referred to as the "Excluded Assets"), shall be excluded from the Purchased Assets. Excluded Assets include, without limitation, the following:

     (a) Cash and Cash Equivalents. All of the Sellers' cash and cash equivalents on hand and in banks, other than Petty Cash;

     (b) Northern Receivables. All receivables not attributable to the Southern Business and those receivables apportioned to the Stock Purchaser pursuant to the Framework Agreement;

     (c) Intellectual Property Rights. The Sellers' and the Parent's Intellectual Property Rights owned or used in connection with the operation of the Business (other than the Intellectual Property Rights referred to in Section 1.01(r) or Section 1.01(s)), including the names "Eckerd," "Thrift Drug", "Genovese" and "JCPenney" and all similar or related names, marks and logos;

     (d) Insurance Policies. Any insurance policies relating to the Southern Sites or the Purchased Assets but not insurance proceeds, condemnation awards and other compensation or reimbursement under Section 4.02;

     (e) Tax Refunds. Any refund of Taxes attributable to any Pre-Closing Tax Period, however generated, including, to the extent provided in Section 4.12(i), any refund received as a result of the carry back of a net operating or capital loss arising in a Post-Closing Tax Period;

     (f) Leased Equipment. All leased equipment located at or used in the Southern Sites (for the avoidance of doubt, all leased equipment will be dealt with as described in the Framework Agreement);

     (g) Contracts. All rights under contracts except the contracts referenced in Section 1.01(d), Section 1.01(m) or Section 1.01(n);

     (h) Disposed Assets. Any Purchased Assets sold or otherwise disposed of in the ordinary course and not in violation of any provision of this Agreement during the period from the date hereof until the Closing Date;

     (i) Equity Interests. The TDI Shares or other equity interests in the Sellers or any of their affiliates (other than the Southern Entity Shares);

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     (j) Books and Records. All books, records, files and papers, whether in hard copy or computer format, relating to any Excluded Asset or primarily to the Northern Business;

     (k) Airplanes. All Airplanes owned by the Sellers;

     (l) Domain Names. All domain names listed on Section 1.02(l) of the Disclosure Schedule including those employing the name "J. C. Penney," "JCPenney," "Penney" or "JCP," "Eckerd," "Thrift Drug" or "Genovese";

     (m) Internet Protocol Address. All internet protocol address spaces;

     (n) Phone Network. The Parent's and the Sellers' phone networks, the Parent's and the Sellers' internet mail and the Parent's and the Sellers' computer networks except as referenced in Section 1.01(h);

     (o) Medicare and Medicaid Numbers. All Medicare and Medicaid provider numbers;

     (p) Excluded Items. Any item which is excluded pursuant to Section 4.01(C); and

     (q) CN State Assets. All assets and properties of the Sellers in or with respect to the CN States except, if the CN Trigger occurs prior to Closing, the CN Real Estate Interests.

     Section 1.03. Assumed Liabilities. Upon the terms and subject to the conditions contained in this Agreement, the Purchaser agrees, effective at the Closing, to assume, and to pay, perform or otherwise discharge when due, all liabilities and obligations arising out of the Southern Business or the Purchased Assets but excluding any Excluded Liabilities (as defined in Section 1.04) (the "Assumed Liabilities"), and the Assumed Liabilities for the purposes of this Agreement include, without limitation:

     (a) all liabilities and obligations set forth or reserved on the Balance Sheet (other than any liabilities excluded under Section 4.11, Section 4.12 or Section 4.13);

     (b) all liabilities and obligations incurred after the Balance Sheet Date arising out of the Purchased Assets or the Southern Business (other than Excluded Liabilities);

     (c) all liabilities and obligations of the Sellers under the Assigned Contracts or the Southern Site Leases or liabilities and obligations under Split Contracts apportioned to the Purchaser under the Framework Agreement;

     (d) all liabilities and obligations assumed by the Purchaser under Section 4.11, Section 4.12 and Section 4.13 hereof; and

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     (e) if the CN Trigger has occurred prior to Closing, 50% of the Aggregate
CN Net Real Estate Liability (as defined in Section 4.29).

Any liabilities or obligations (other than Excluded Liabilities) that relate to both the Northern Business and the Southern Business (including the Split Contracts) shall be apportioned between the Purchaser and the Stock Purchaser based upon the Agreed Sharing Proportion or as otherwise provided for in the Framework Agreement.

     Section 1.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Parent, the Sellers or any of their affiliates (or any predecessor of the Parent, the Sellers or any prior owner of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Parent or the Sellers, as applicable (all such liabilities, claims and obligations not being assumed and for which the Purchaser and Southern Entities will not be responsible being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities for the purposes of this Agreement include, without limitation:

     (a) any liability or obligation of the Sellers or any Southern Entity, or any member of any consolidated, affiliated, combined or unitary group of which any Seller or any of the Southern Entities is or has been a member, for Taxes except to the extent provided in Section 4.11(d) and Section 4.12 hereof;

     (b) any liability for which the Parent is responsible under Section 4.11,
Section 4.12 or Section 4.13 hereof; and

     (c) any Environmental Liability (including any contract relating to the investigation, cleanup, abatement, remediation or similar actions in connection with Environmental Liabilities);

     (d) any liability for or arising out of Actions under the Fair Labor Standards Act (or any comparable state law) pending as of the Closing Date, including those listed on Section 1.04(d) of the Disclosure Schedule;

     (e) any liability or obligation excluded pursuant to Section 4.01(C);

     (f) any liability or obligation relating to an Excluded Asset;

     (g) any liability or obligation (other than liabilities or obligations for which the Purchaser or any of the Southern Entities is responsible under Section 4.11, Section 4.12 or Section 4.13) (i) that is imposed on the Southern Business or any Southern Entity based on a consolidated group liability or a similar principle of liability where such liabilities are primarily attributable to the Parent or (ii) that does not arise out of the Business or the Purchased Assets; and

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     (h) any liability relating to the CN States including the Aggregate CN Net
Real Estate Liability, other than, if the CN Trigger has occurred prior to Closing, 50% of the Aggregate CN Net Real Estate Liability.

     For the avoidance of doubt, the occurrence of an Excluded Liability item (for example taxes) on the Balance Sheet, the Related Financials, the Audited Financial Statements or the Unaudited Quarterly Financial Statements does not mean that such item is not an Excluded Liability.

     Section 1.05. Purchase of Southern Entity Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stock Sellers shall sell and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Stock Sellers, all of the issued and outstanding shares of capital stock of each Southern Entity (collectively, "Southern Entity Shares") free and clear of all Liens or Encumbrances, other than any Liens or Encumbrances created by the Purchaser and any restrictions on transferability under applicable securities Laws.

     Section 1.06. Financial Statements. (a) Prior to the Closing Parent will deliver to the Purchaser true and complete copies of the financial statements of the Southern Business as of and for the fiscal year ended on the Balance Sheet Date, together with the notes relating thereto prepared and audited in accordance with Regulation S-X (the "Audited Financial Statements"). The Audited Financial Statements will be prepared on a basis consistent with the Balance Sheet and Related Financials and in accordance with United States Generally Accepted Accounting Principles ("GAAP") and adhering to the Balance Sheet Principles.

     (b) Promptly after the applicable Quarter Date (but in no event later than 45 calendar days after the Closing Date), Parent will deliver to the Purchaser true and complete copies of the financial statements of the Southern Business as of and for the last day of any fiscal quarter of the Southern Business ended after the Balance Sheet Date but prior to the Closing Date ("Quarter Date"), together with the notes relating thereto, which may be condensed in accordance with the rules of the Securities and Exchange Commission (the "Unaudited Quarterly Financial Statements") prepared on a basis consistent with the Balance Sheet and Related Financials and in accordance with GAAP and adhering to the Balance Sheet Principles. The Parent will require its independent auditors to review the Unaudited Quarterly Financial Statements in accordance with guidance provided in Statement on Auditing Standards No. 100.

     (c) The Audited Financial Statements and the Unaudited Quarterly Financial Statements shall comply with all of the requirements of Regulation S-X promulgated under the Securities Act of 1933, as amended ("Securities Act") and as applicable to the Purchaser.

     Section 1.07. Unadjusted Purchase Price. The unadjusted purchase price for the Purchased Assets and the Southern Entity Shares shall be $2,150,000,000

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(Two Billion One Hundred Fifty Million Dollars) in cash (the "Unadjusted
Purchase Price").

     Section 1.08. Conditional Purchase Price Adjustment. If the Stock Purchase Agreement contains, or is amended after the date of this Agreement to contain, a provision adjusting the payment of the "purchase price" set forth in the Stock Purchase Agreement as of the date hereof based upon a multiple of EBITDA or similar earnings or other financial measure, or if there is any similar agreement or arrangement between the Parent or its affiliates or agents on the one hand or the Stock Purchaser or its affiliates or agents on the other, then a substantially similar provision shall be deemed to be a part of this Agreement and the Estimated Purchase Price and Purchase Price hereunder shall be adjusted by using a substantially similar principle modified as necessary to be applicable to the Southern Business. In the event of a dispute between the parties with respect to the adjustment, the Purchaser shall wire transfer the Estimated Purchase Price, and the amount of any adjustment shall be determined in accordance with the provisions of Section 1.11(b) and Section 1.11(c), and any payments following such determination shall be in accordance with Section 1.11(e), and such provisions shall apply mutatis mutandis to matters covered by this Section 1.08.

     Section 1.09. Estimated Purchase Price.

     (a) Not later than the third business day prior to the Closing Date, the Parent shall deliver to the Purchaser a statement (the "Estimated Closing Working Capital Statement") setting forth the Parent's estimate of Closing Working Capital ("Estimated Closing Working Capital") and the Parent's calculation thereof in reasonable detail. The Estimated Closing Working Capital Statement shall be prepared in good faith in accordance with GAAP using the same accounting principles, methodologies, policies and practices used in the preparation of the Balance Sheet (including the Balance Sheet Principles) and shall be based upon Parent's review of the financial information then available to it.

     (b) "Estimated Purchase Price" shall mean a cash amount equal to the Unadjusted Purchase Price plus or minus the amount by which Estimated Closing Working Capital is greater or less, respectively, than the Baseline Number. The Baseline Number was calculated by the Parent (as described on Schedule A) and represents the Working Capital as of January 31, 2004.

     Section 1.10. Physical Inventory. In the period between the date of this Agreement and the Closing Date, Parent will cause RGIS Inventory Specialists (the "Inventory Firm") to undertake a UPC item-level physical inventory in (i) each of the two hundred (200) Southern Stores listed on Section 1.10 of the Disclosure Schedule and (ii) Southern Distribution Centers. These physical inventories will be in addition to Parent's normal recurring physical inventories taken by the Inventory Firm which will include approximately ten percent (10%) of the Southern Stores per month and in addition include normal recurring

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physical inventories of the PBM Business, the Mail Order Business and the
Specialty Pharmacy Business. Parent will provide Purchaser ten (10) calendar days prior notice of the date on which the physical inventory will be taken at the applicable Southern Site and each party will have an employee and/or agent present during each physical inventory at each Southern Site taken by the Inventory Firm. Purchaser will be entitled to receive a copy of the electronic UPC item-level physical inventory file for each inventory taken by the Inventory Firm. The results of the physical inventory will be recorded in the Closing Date Balance Sheet (as defined in Section 1.11) and the Closing Working Capital Statement (as defined in Section 1.11) on all relevant items including "Merchandise Inventory-FIFO" and "Inventory Reserves". In addition, Parent and Purchaser will use the aggregate shrink rate trend calculated from physical inventories taken in all of the two hundred (200) Southern Stores listed on
Section 1.10 of the Disclosure Schedule to adjust the shrink reserves for the remaining Southern Stores and reflect the projected physical inventory number for such Southern Stores in the Closing Date Balance Sheet and the Closing Working Capital Statement on all relevant items including "Merchandise Inventory-FIFO" and "Inventory Reserves". The Purchaser and the Parent agree that, absent manifest error, the physical inventory counts of the Inventory Firm shall be final and binding on each of the parties.

     Section 1.11. Closing Working Capital Adjustment.

     (a) Closing Working Capital Statement. As promptly as practicable, and in any event within 90 calendar days after the Closing Date, the Purchaser shall deliver or cause to be delivered to the Parent (i) a statement of assets acquired and liabilities assumed of the Southern Business as of and including the Closing Date (the "Closing Date Balance Sheet"), prepared using the same accounting principles, methodologies, policies and practices used in the preparation of the Balance Sheet (including the Balance Sheet Principles), and
(ii) a statement setting forth the Purchaser's calculation of Closing Working Capital (the "Closing Working Capital Statement"). Each of the Closing Date Balance Sheet and the Closing Working Capital Statement shall include items that are updated in accordance with Section 1.10.

     (b) Review of Closing Working Capital Statement. Within 45 calendar days after the delivery to the Parent of the Closing Date Balance Sheet and the Closing Working Capital Statement (the "Parent Review Period"), the Parent shall notify the Purchaser of its agreement or disagreement with the Closing Working Capital Statement. If the Parent in good faith disagrees with the Purchaser's determination of Closing Working Capital, the Parent may deliver to the Purchaser, prior to the expiration of the Parent Review Period, a notice (the "Parent Objection Notice") setting forth in reasonable detail (i) the items or amounts with which the Parent disagrees and the basis for such disagreement and
(ii) the Parent's proposed corrections to the Closing Working Capital Statement (collectively, the "Parent Objection"). If the Parent does not deliver a Parent Objection Notice within the Parent Review Period, the Parent shall be deemed to

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

agree in all respects with the Closing Working Capital Statement and the items and amounts reflected thereon shall be final and binding upon the Purchaser and the Parent.

     (c) Review by Accountants. If a Parent Objection Notice is properly and timely delivered and the Purchaser and the Parent are unable to resolve any disagreement between them with respect to the determination of Closing Working Capital within 30 calendar days after delivery of a Parent Objection Notice, the Purchaser and the Parent shall cause PriceWaterhouseCoopers (or, if they are unable or unwilling to serve, a firm of accountants of nationally recognized standing reasonably satisfactory to the Purchaser and the Parent) (the "Accountants") to promptly review this Agreement and the disputed items or amounts in the Closing Working Capital Statement for the purpose of resolving such dispute. The Accountants shall consider only those items or amounts in the Closing Working Capital Statement as to which the Parent has, in the Parent Objection Notice, disagreed and such other issues as may reasonably be affected by the items to which the Parent has so disagreed. The Accountants shall be required to deliver to the Purchaser and the Parent, as promptly as practicable, but no later than 60 calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts. In no event shall the Accountants' determination result in Closing Working Capital that is greater than that set forth in the Parent Objection Notice or less than that set forth in the Closing Working Capital Statement. The parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. Upon delivery of the Accountants' report, such report and the calculations set forth therein shall be final and binding upon the Purchaser and the Parent absent manifest error. The cost of such review and report shall be split equally by the Purchaser and the Parent.

     (d) Cooperation. Each of the Purchaser, the Sellers and the Parent shall cooperate and assist each other in the preparation of the Closing Date Balance Sheet and the Closing Working Capital Statement and in the conduct of the reviews referred to in this Section 1.11, and the Purchaser and the Sellers shall cooperate and assist the Parent and the Stock Purchaser in the review of the Closing Date Balance Sheet and Closing Working Capital Statement described in the Stock Purchase Agreement, including without limitation (i) the Purchaser making available to the extent necessary or helpful books, records, workpapers and personnel of the Southern Business, (ii) the Parent making available to the extent necessary or helpful books and records of the Parent (as they relate to the Business), and (iii) the Sellers making available to the extent necessary or helpful books, records, workpapers and personnel of the Northern Business (and any books, records and workpapers relating to the Southern Business in their possession).

     (e) Final Payment. Within three business days after the calculation of Closing Working Capital becoming final pursuant to Section 1.11(b) or Section 1.11(c), as applicable, (i) the Purchaser shall pay to the Parent, by wire transfer of

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

immediately available funds to an account designated by the Parent, an amount equal to the amount, if any, by which Closing Working Capital (as finally determined pursuant to Section 1.11(b) or Section 1.11(c), as applicable) minus $44,000,000 exceeds Estimated Closing Working Capital, together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment, or (ii) the Parent shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, an amount equal to the amount, if any, by which Estimated Closing Working Capital plus $44,000,000 exceeds Closing Working Capital (as finally determined pursuant to Section 1.11(b) or Section 1.11(c), as applicable), together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment.

     Section 1.12. Intercompany Obligations. Prior to the Closing, the Parent and the Sellers shall, and shall cause their affiliates to, eliminate all intercompany obligations of the Southern Entities other than trade payables and trade receivables. Notwithstanding anything to the contrary contained in this Agreement, and regardless of their being reflected on the Balance Sheet, intercompany obligations attributable to the Southern Business (if any) other than trade receivables and payables shall not be included in any of the Purchased Assets, Assumed Liabilities, Working Capital, Estimated Closing Working Capital Statement or Closing Working Capital Statement.

     Section 1.13. Failed Landlord Consents.

     (a) From and after the date of this Agreement, Parent and Sellers will seek to obtain the consents of all landlords whose consent is required to assign an applicable Southern Site Lease to Purchaser and will provide notices to all landlords whose Southern Site Leases require notice in connection with an assignment. As part of such effort, Parent and Sellers shall make its lease files available to Purchaser at Sellers' offices or at such other location as the parties may agree for such purpose. Purchaser shall cooperate in such efforts and shall provide Parent and Sellers with any required documents or deliveries required under the applicable Southern Site Leases to effect such lease assignments. If within a nine month period following the Closing Date (the "Landlord Consent Period"), a Landlord Objection is received with respect to any Southern Site Lease (any such Southern Site, a "Problem Site"), and such Landlord Objection is not withdrawn despite the Purchaser or its affiliates making all good faith efforts, other than agreeing to pay increased rent or agreeing to vacate the Problem Site or agreeing to any other restriction on use of such Problem Site, then the Purchaser may at its reasonable option:

          (i) vacate such Problem Site and close the business and operations at such Problem Site (the aggregate costs associated with all such vacations and closures of all such Problem Sites, the "Closure Costs");

          (ii) vacate such Problem Site and lease an alternative site on at-market terms ("New Site") (the aggregate amount by which the rent for all New Sites (for the same term as the remainder of the term for the applicable Problem Site) and vacation and relocation costs exceed the aggregate rent for the remaining term of all applicable Problem Sites, the "Replacement Site Costs"); or

          (iii) negotiate with the applicable landlord and agree to modified lease terms for the applicable Problem Site, which reflect fair market terms and conditions, subject to providing notice to Parent and Sellers of such modified terms (the aggregate amounts by which the new rent/occupancy costs for all Problem Sites (for the same term as the remainder of the term for the applicable Problem Site) exceed the aggregate rent for the remaining term of all applicable Problem Sites, the "Increased Occupancy Costs", and together with the Replacement Site Costs and Closure Costs, on a pre-tax basis, the "Increased Costs").

provided that in the first instance, Purchaser shall make commercially reasonable efforts to negotiate with the applicable landlord and agree to modified lease terms for the applicable Problem Site pursuant to clause (iii) above and only upon failing to reach agreement with the applicable landlord on commercially reasonable terms, the Purchaser will use its rights under clauses
(i) or (ii) at its sole option; and provided further that "commercially reasonable efforts" and "commercially reasonable terms" shall not require the Purchaser, in its reasonable judgment, to accept other than a "de minimis" restriction on the use, access, signage, visibility or parking associated with the applicable Problem Site. For the avoidance of doubt, references to "de minimis" under this Section 1.13 shall not be construed by reference to the definition of a "De Minimis Matter" in Section 7.04(a).

     (b) If the net present value (using the Applicable Rate as of the Closing Date as the discount rate) of the Increased Costs exceeds $1,000,000 (such amount, the "Excess Amount"), the Purchaser shall, within 60 calendar days of the end of the Landlord Consent Period, deliver to the Parent a statement of the Purchaser's calculation of the Excess Amount. The Parent shall have 45 calendar days to dispute such Excess Amount ("Dispute"), and in the event of a Dispute, the provisions of Section 1.11(b) and Section 1.11(c) shall apply mutatis mutandis.

     (c) Within three business days after the calculation of Excess Amount becoming final after resolution of the dispute in accordance with Section 1.13(b), the Parent shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, an amount equal to one-half of the Excess Amount (if any, as finally determined pursuant to Section 1.13(b)) together with interest thereon at the Applicable Rate from and including the date of delivery of the statement of Excess Amount by the Purchaser to, but excluding, the date of such payment.

     (d) Any party receiving a Landlord Objection shall notify all other parties in accordance with Section 8.04.

     (e) Purchaser will keep Parent reasonably informed of developments and circumstances regarding the foregoing matters in Section 1.13 and will act in good faith with respect to such matters.

     (f) Notwithstanding the provisions of this Section 1.13, if the Parent or the Sellers and the Purchaser are able to mutually agree upon any reasonable and lawful arrangement pursuant to Section 1.16 which would provide Purchaser with the benefits under any applicable Southern Site Lease, without any increased rent or material inconvenience or other than a "de minimis" restriction referred to in Section 1.13(a), and which does not cause the affected Southern Site Lease to be terminated or to be declared in default by the applicable landlord, Purchaser shall not have the right to exercise any of the remedies set forth in
Section 1.13 and such Southern Site will not be considered a Problem Site.

     Section 1.14. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article 6, and subject to the satisfaction or waiver of all of the conditions set forth in Article 5, the closing of the purchase and sale of the Purchased Assets and the Southern Entity Shares and the assumption of the Assumed Liabilities hereunder (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m., Dallas time, on the fifth business day following satisfaction or waiver of all of the conditions set forth in Article 5, other than those conditions that by their nature are to be satisfied at the Closing (which includes the condition set forth in Section 5.01(c)), but subject to the fulfillment or waiver of those conditions, at the offices of Jones Day, Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto (the date on which the Closing occurs, the "Closing Date").

     Section 1.15. Deliveries At The Closing.

     (a) Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

          (i) the Estimated Purchase Price by wire transfer of immediately available funds to one or more accounts designated by the Sellers provided that the wiring of funds to two or more separate accounts will not be for the purpose of, and shall not have the effect of, allocating the Purchase Price amongst the Purchased Assets and the Southern Entity Shares, which allocation shall be in accordance with Section 4.11(e), or otherwise have an adverse economic effect on the Purchaser;

          (ii) a certificate of the Purchaser, dated the Closing Date and signed by an authorized officer of the Purchaser, certifying that the conditions set forth in Section 5.02(a) have been satisfied;

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

          (iii) executed counterparts to the "Penney Transition Services Agreement" substantially in the form attached hereto as Exhibit C1;

          (iv) executed counterparts to the "Penney Information Technology Services Agreement" substantially on the terms specified on Exhibit C2 of this Agreement and in form and substance reasonably satisfactory to the Parent and the Purchaser;

          (v) executed counterparts to the "Eckerd Transition Services Agreement" substantially in the form attached hereto as Exhibit C3;

          (vi) executed counterparts to an insurance instrument relating to the Parent's general liability insurance programs referred to in Section 4.26 in form, substance and obligation amount reasonably satisfactory to the Parent and the Purchaser (the "Insurance Assignment Agreement");]

          (vii) executed counterparts to an assignment and assumption agreement substantially in the form attached hereto as Exhibit E (the "Assignment and Assumption Agreement");

          (viii) subject to Section 1.16, executed counterparts to instruments of assignment and assumption (the "Lease Assignment and Assumption Agreements"), pursuant to which the Sellers shall assign the Southern Site Leases and the Purchaser shall assume all obligations thereunder (which shall be substantially in the form of Exhibit F hereto); and

          (ix) executed counterparts to a Management Agreement pursuant to which the Purchaser will manage the Southern Business under the DEA Powers of Attorney, substantially in the form attached hereto as Exhibit G (the "Management Agreement").

     (b) Deliveries by the Parent and the Sellers. At the Closing, the Parent and the Sellers shall deliver to the Purchaser:

          (i) certificates representing all of the issued and outstanding Southern Entity Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, together with requisite transfer tax stamps, if any required by Law, attached;

          (ii) a certificate of the Parent, dated the Closing Date and signed by an authorized officer of the Parent, certifying that the conditions set forth in Section 5.03(a) have been satisfied;

          (iii) all minute books, stock record books (or similar registries) and corporate records and seals of the Southern Entities;

          (iv) written resignations, effective as of Closing, or other evidence of removal of those individuals listed on Section 1.15(b)(iv) of the Disclosure Schedule identified by the Purchaser no later than 10 days before the Closing Date from all of their positions as directors and/or officers of the Southern Entities;

          (v) executed counterparts to the Assignment and Assumption Agreement;

          (vi) one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Purchaser all right, title and interest in, to and under the Purchased Assets in form and substance reasonably satisfactory to the Purchaser and the Parent;

          (vii) executed counterparts to the Lease Assignment and Assumption Agreements;

          (viii) executed counterparts to the Management Agreement;

          (ix) DEA Powers of Attorney in substantially the forms attached hereto as Exhibit H;

          (x) with respect to the Owned Real Property: (A) a limited or special warranty deed conveying the Owned Real Property to the Purchaser in fee simple title free and clear of all Liens or Encumbrances, except Permitted Liens, (B) marked Commitments (as defined in Section 4.18) (or pro forma title policies) obligating the title company to issue to the Purchaser an owner policy of title insurance for each parcel of Owned Real Property (the "Owner Title Policies"), each of which shall provide coverage in the amount of the Purchase Price allocated to each parcel of Owned Real Property, effective as of the date of the recording of the limited or special warranty deeds, subject only to the Permitted Liens and those matters set forth in the "Exclusions from Coverage" and "Conditions and Stipulations" sections of the Owner Title Policy jackets, with such endorsements and modifications to the promulgated policy form as have been requested and paid for by the Purchaser, and (C) New Surveys (as defined in Section 4.18) for the Owned Real Property;

          (xi) with respect to Designated Leased Properties: marked Commitments (as defined in Section 4.18) (or pro forma title policies) obligating the title company to issue to the Purchaser a leasehold policy of title insurance for each parcel of Designated Leased Properties (the "Leasehold Title Policies"), each of which shall provide coverage in the amount of the Purchase Price allocated to each parcel of Designated Leased Properties;

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

          (xii) a certificate signed by each Seller that such Seller is not a "foreign person" as defined in Section 1445 of the Code (as defined in Section 2.02(q));

          (xiii) executed counterparts to the Transition Services Agreements to which the Parent or the Sellers are a party;

          (xiv) completed and signed Oklahoma Tax Commission disclosure certificates for each Southern Site in Oklahoma;

          (xv) executed counterparts to the Insurance Assignment Agreement; and

          (xvi) a receipt acknowledging payment of the Estimated Purchase Price by the Purchaser.

     Section 1.16. Nonassignable Leases and Contracts. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Transfer, or attempted Transfer, of any Southern Site Lease or Assigned Contract would constitute a breach thereof, nothing in this Agreement or in any document, agreement or instrument delivered pursuant to this Agreement will constitute a Transfer or attempted Transfer thereof prior to the time at which all consents, waivers, approvals or authorizations ("Consents") necessary for such Transfer have been obtained. Notwithstanding anything to the contrary contained in this Agreement, Assumed Liabilities with respect to Contracts shall consist only of Contracts that are either Transferred pursuant to this Agreement or whose benefit is provided to the Purchaser either under this Section 1.16 or under
Section 1.13(a) or under the Framework Agreement. To the extent such Consents are not obtained by the Closing, the Sellers will, from and after the Closing and until such Consents are obtained, use commercially reasonable efforts during the term of the affected Southern Site Lease or Assigned Contract, to (a) provide to the Purchaser the benefits under any such Southern Site Lease or Assigned Contract, (b) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser, including subcontracting, sublicensing or subleasing to the Purchaser, and (c) enforce, at the written request of the Purchaser, for the account of the Purchaser, any rights of the Sellers under the affected Southern Site Lease or Assigned Contract. The Purchaser will cooperate with the Sellers in order to enable the Sellers to provide to the Purchaser the benefits contemplated by this Section 1.16 and shall pay reasonable administrative expenses associated with provision of benefits under the Assigned Contracts through the arrangements contemplated in this Section 1.16. The obligations of the Sellers in this Section 1.16 are complementary to the obligations of the Sellers under the Framework Agreement. The Parent shall use its commercially reasonable efforts to cooperate with the Sellers and the Purchaser in obtaining Consents and facilitating the matters contemplated by this Section 1.16.

     Section 1.17. Obligation of the Purchaser to Perform. From and after the Closing, the Purchaser will perform the obligations of the Sellers under the Assigned Contracts and the Southern Site Leases, and the obligations with respect to Split Contracts (to the extent the Split Contracts constitute Purchased Assets) provided for under the Framework Agreement including such obligations arising under the affected Southern Site Leases, Assigned Contracts and Split Contracts referred to in Section 1.16 whose benefit is provided to the Purchaser under Section 1.16 or under the Framework Agreement.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

     The Parent hereby represents and warrants to the Purchaser and to CVS as follows:

     Section 2.01. Representations and Warranties Regarding the Parent and the Sellers.

     (a) Organization, Standing and Corporate Power. Each of the Parent, the Sellers and each of the Southern Entities is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent, the Sellers and the Southern Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material effect on the ability of either the Parent or the Sellers to perform their obligations under this Agreement or Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

     (b) Authority of Sellers; Noncontravention. Each Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Ancillary Agreements to which a Seller is a party have been duly executed and delivered by such Seller and, assuming that such Ancillary Agreement constitutes a valid and binding obligation of the Purchaser, such Ancillary Agreement will constitute a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificates of incorporation or bylaws of the Sellers or the Southern Entities,
(ii) result in the creation or imposition of any Lien or Encumbrance on the Southern Entity Shares or any Purchased Assets or assets of the Southern Entities except for Liens or Encumbrances created by this Agreement, (iii) subject to the governmental filings and other matters referred to in Section 2.01(d) and except for Consents required under Southern Site Leases, Split Contracts and Assigned Contracts, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) in any material respect any material contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which any Seller is a party or by which any Seller or any of its assets is bound or subject, or (iv) subject to the governmental filings and other matters referred to in Section 2.01(d), contravene any Law or Order currently in effect.

     (c) Authority of Parent; Noncontravention. The Parent has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and, assuming that this Agreement constitutes a valid and binding obligation of the Purchaser, constitutes a valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Ancillary Agreements to which the Parent is a party have been duly executed and delivered by the Parent and, assuming that such Ancillary Agreements constitute valid and binding obligations of the Purchaser and any affiliates of the Purchaser, such Ancillary Agreements will constitute valid and binding obligations of the Parent, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Parent is a party do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Parent, (ii) subject to the governmental filings and other matters referred to in Section 2.01(d), and except for Consents required under Southern Site Leases, Split Contracts and Assigned Contracts, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) in any material respect any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Parent is a party or by which the Parent or any of its assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 2.01(d), contravene any Law or Order currently in effect, which, in the case of clauses
(ii) or (iii) above would reasonably be expected to have, individually or in the aggregate, a material effect on the Parent's ability to perform its obligations under this Agreement or Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

     (d) Consents and Approvals. No Approval of any domestic (including without limitation, any federal, state or local) or foreign governmental agency, quasi-governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made is required by or with respect to any Seller or the Parent or any of the Southern Entities in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Parent or any Seller or the consummation by the Parent or any Seller of the transactions contemplated hereby or thereby except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any reports required to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) any required state "blue-sky" notices or filings,
(iv) applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, durable medical equipment, third party administrator and liquor authorities approvals (the "Pharmacy Approvals"), and (v) any other Approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Business or otherwise materially adversely affect the ability of either the Parent or the Sellers to perform their obligations under this Agreement or Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

     Section 2.02. Representations and Warranties Regarding the Southern
Business.

     (a) Title to and Sufficiency of Purchased Assets. The Purchaser recognizes that none of the Parent or the Sellers have conducted the Southern Business as a separate business and the following in (ii)-(v) are qualified by knowledge of the persons listed on Section 2.02(a) of the Disclosure Schedule:

          (i) Except as set forth on Section 2.02(a)(i) of the Disclosure Schedule, the Sellers hereunder own, have valid and enforceable leasehold interests in or (in the case of assets that are not susceptible to title ownership) have the valid right to use all of the assets primarily used or held for use in the Southern Business;

          (ii) Except as set forth on Section 2.02(a)(ii) of the Disclosure Schedule, and subject to the Transition Services Agreements and the Framework Agreement, the Purchaser, by acquiring the shares of the PBM Entity, Genplus Managed Care, Inc., and Eckerd Corporation Of Florida, Inc. and the Purchased Assets will acquire all assets necessary to carry on the PBM Business as presently conducted;

          (iii) Except as set forth on Section 2.02(a)(iii) of the Disclosure Schedule, and subject to the Transition Services Agreements and the Framework Agreement, the Purchaser, by acquiring the Purchased Assets will acquire all assets necessary to carry on the Specialty Pharmacy Business as presently conducted;

          (iv) Except as set forth on Section 2.02(a)(iv) of the Disclosure Schedule, and subject to the Transition Services Agreements and the Framework Agreement, the Purchaser, by acquiring the Purchased Assets will acquire all assets necessary to carry on the Mail Order Business as presently conducted; and

          (v) Except as set forth on Section 2.02(a)(v) of the Disclosure Schedule, and subject to the Transition Services Agreements and the Framework Agreement, the Purchaser, by acquiring the Purchased Assets and the shares of the Southern Entities will acquire all assets necessary to carry on the Southern Drugstore Business as presently conducted.

     (b) Title to Purchased Assets. Subject to obtaining all necessary Consents and Approvals, upon consummation of the transactions contemplated hereby, the Purchaser will acquire (i) good and marketable title in or to the Purchased Assets in which the Sellers currently hold title, (ii) a valid leasehold interest in or to the Purchased Assets that are currently leased to the Sellers, and (iii) the valid right to use Intellectual Property Rights that form part of the Purchased Assets, in each case free and clear of any Lien or Encumbrance, except for Permitted Liens.

     (c) Financial Statements. The Balance Sheet fairly presents, in conformity with GAAP applied on a consistent basis (as modified by the Balance Sheet Principles), the financial position of the Southern Business as of the Balance Sheet Date. The Related Financials fairly present, in conformity with GAAP applied on a consistent basis (as modified by the Balance Sheet Principles), the results of operations of the Southern Business for the period ended the Balance Sheet Date. The Audited Financial Statements, when delivered, shall fairly present in accordance with GAAP (as modified by the Balance Sheet Principles) the financial position of the Southern Business as of the Balance Sheet Date and the Southern Business's results of operations and cash flows for the period then ended. The Unaudited Quarterly Financial Statements, when delivered, shall fairly present in accordance with GAAP (as modified by the Balance Sheet Principles) the financial position of the Southern Business as of the Quarter Date and the Southern Business's results of operations and cash flows for the period then ended.

     (d) No Undisclosed Liabilities. Except for (i) liabilities set forth in
Section 2.02(d) of the Disclosure Schedule, (ii) liabilities that are reflected on the Balance Sheet or for which adequate reserves were established on the Balance Sheet, (iii) liabilities incurred in the ordinary course of business consistent with past practice (and not resulting from breaches thereof) since the Balance Sheet Date under Assigned Contracts, Split Contracts or Southern Site Leases, and (iv) liabilities arising under this Agreement, there are no liabilities, debts, or obligations of any nature (whether accrued, asserted, unasserted, absolute, contingent, known or unknown or otherwise, whether or not of a type required to be reflected on a balance sheet prepared in accordance with GAAP) relating to any Southern Entity or the Southern Business, other than liabilities, debts or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (e) Conduct of the Business; No Material Adverse Change. Except as set forth in Section 2.02(e) of the Disclosure Schedule and for matters arising out of or relating to this Agreement and the transactions contemplated hereby, from the Balance Sheet Date to the date of this Agreement, (i) the Sellers and the Southern Entities have conducted the Southern Business in the ordinary course consistent with past practice, (ii) none of the Parent, the Sellers or the Southern Entities has taken any action which would have constituted a violation of the provisions of Section 4.01 that apply to it if Section 4.01 had applied since the Balance Sheet Date, and (iii) there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (f) Compliance with Laws; Permits.

          (i) Except as set forth in Section 2.02(f)(i) of the Disclosure Schedule, the Sellers and the Southern Entities are in compliance with all Laws applicable to them in the case of the Southern Entities or applicable to the Southern Business in the case of the Sellers, and to the knowledge of Parent, none of the Sellers or the Southern Entities are under any investigation with respect to, have been questioned regarding, or have been threatened to be charged with or given notice of any violation of, any Law or Order applicable to the Purchased Assets or to the assets of the Southern Entities, or the conduct of the Southern Business, except for any non-compliance or violations which would not reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business.

          (ii) Except as set forth in Section 2.02(f)(ii) of the Disclosure Schedule, the Sellers and the Southern Entities hold all approvals, authorizations, certificates, licenses and permits of Governmental Entities ("Permits") necessary for the Sellers and the Southern Entities to own, lease and operate their respective properties and assets with respect to the Southern Business and to carry on the Southern Business as currently conducted, the Permits are valid and in full force and effect, and no default exists under any such Permit, except where the failure to hold any such Permit, the invalidity of such Permit or the existence of any such default would not reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business.

          (iii) Except as set forth in Section 2.02(f)(iii) of the Disclosure Schedule, to Parent's knowledge, no action has been taken or recommended by any Governmental Entity either to revoke, withdraw or suspend any Permit and there is no investigation or proceeding, threatened or pending, that could result in termination, revocation, suspension or impairment of any of the Permits or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any of the Permits other than actions that would not reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business.

     (g) Regulatory Compliance. Without limiting the generality of Section 2.02(f), except as set forth in Section 2.02(g) of the Disclosure Schedule:

          (i) There is no pending or, to Parent's knowledge, threatened, Legal Proceeding relating to the Sellers' or the Southern Entities' participation in any payment program, including without limitation Medicare, TRICARE, Medicaid, worker's compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the "Payment Programs"); to Parent's knowledge, no Payment Program has requested or threatened any recoupment, refund, or set-off from Sellers or the Southern Entities except in the ordinary course of business; since January 1, 2001, no Payment Program has imposed a fine, penalty or other sanction on Sellers or the Southern Entities and none of the Sellers has been excluded or suspended from participation in any Payment Program, other than in each case under this subsection (i) such as would not be reasonably expected to have, individually or in the aggregate, a material effect on the Sellers, the Southern Entities or the Southern Business.

          (ii) Since January 1, 2001, none of the Sellers or the Southern Entities, nor any director, officer, employee, or agent thereof, with respect to actions taken on behalf of the Sellers or the Southern Entities,
     (A) has
     been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act),
     (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (D) has been a party to or subject to any Legal Proceedings concerning any of the matters described above in clauses (A) through (C) other than in each case such as would not be reasonably expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business.

          (iii) To the Parent's knowledge, the Sellers and the Southern Entities
     (A) are in compliance in all material respects with all Laws relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (B) are in compliance in all material respects with all Laws relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (C) are not subject to any sanction, Order or other adverse Action by any Governmental Entity for the matters described above in clauses (A) and (B) other than in each case such as would not be reasonably expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business.

     (h) Required Consents. Section 2.02(h) of the Disclosure Schedule sets forth each material Contract and material Permit requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements, except such consents or actions as would not be material to the Southern Business if not received or taken by the Closing Date (the "Required Consents").

     (i) Litigation. Except as set forth in Section 2.02(i) of the Disclosure Schedule, there are no claims, actions, lawsuits, investigations or administrative or other legal proceedings or arbitrations pending before any Governmental Entity or arbitrators (other than any claims in respect of Taxes) ("Legal Proceedings") or, to the knowledge of the Parent, threatened against any of the Sellers or any Southern Entity or in any way relating to or affecting the Southern Business other than Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Entities or the Southern Business. None of the Sellers or the Southern Entities is in default under the terms of any Order of any Governmental Entity related to the Southern Business. Except as set forth in Section 2.02(i)(ii) of the Disclosure Schedule, none of the Sellers, the Southern Entities or the Southern Business is bound by any Order of any Governmental Entity that would materially restrict the ability of the Purchaser to conduct the Southern Business in the ordinary course consistent with past practices.

     (j) Collective Bargaining; or Labor Matters. Except as set forth in Section 2.02(j)(i) of the Disclosure Schedule, no Seller or Seller's Subsidiary nor any of the Southern Entities is a party to any collective bargaining agreement or other labor union contract, and to the knowledge of the Parent, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to any of the Southern Business Employees. Except as set forth in Section 2.02(j)(ii) of the Disclosure Schedule or as would not be reasonably be expected to have, individually or in the aggregate, a material effect on the Southern Business, (i) there are no labor related controversies, strikes or work stoppages pending or, to the knowledge of Parent, threatened, between any Seller or Seller's Subsidiary or the Southern Entities and any of the Southern Business Employees, and no Seller or Seller's Subsidiary or the Southern Entities has experienced any such labor related controversy, strike, slowdown or work stoppage within the past three years, (ii) there are no unfair labor practice complaints pending against any Seller or any Seller's Subsidiary before any Governmental Entity or any current union representation questions involving Southern Business Employees, (iii) each of Sellers and the Southern Entities is in compliance in all material respects with all applicable Laws, and the applicable Southern Entity's policies, practices, agreements, plans and programs relating to employment, employment practices, wages, hours, terms and conditions of employment relating to Southern Business Employees, (iv) no Seller or Seller's Subsidiary or any of the Southern Entities is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to the Southern Business Employees or employment practices and (v) none of the Sellers or the Sellers' Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past 90 days except for store closings or store sales, none of which, together with any Southern Site, would constitute the same single site of employment or part of the same single site of employment within the meaning of the Workers Adjustment Retraining and Notification Act ("WARN"), nor has any of the Sellers or the Sellers' Subsidiaries planned or announced any such action or program for the future.

     (k) Tangible Personal Property. Except (i) as set forth on Section 2.02(k) of the Disclosure Schedule, (ii) with respect to the Owned Real Property and the Leased Real Property (which are the subject of Section 2.02(l)) and (iii) for assets sold in the ordinary course of business consistent with past practices since the Balance Sheet Date, the Sellers or the Southern Entities own (x) all material tangible assets that constitute Purchased Assets or the assets of the Southern Entities, as applicable, and that are reflected on the Balance Sheet as being owned by the Sellers or the Southern Entities, as applicable and (y) all material tangible assets purchased or acquired by a Seller or the Southern Entities since the Balance Sheet Date and that constitute the Purchased Assets or the assets of the Southern Entities, as applicable; and all such assets are free and clear of any Lien or Encumbrance, except for Permitted Liens.

     (l) Real Property. Except as disclosed in Section 2.02(l)(i) of the Disclosure Schedule, each Seller has good and indefeasible, fee simple title to the Owned Real Property and valid leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing its interests therein), free and clear of all Liens or Encumbrances other than Permitted Liens. Except as disclosed in Section 2.02(l)(ii) of the Disclosure Schedule or as would not reasonably be expected to have a material effect on the applicable Southern Site Lease, no Seller is in default under any Southern Site Lease and, to the knowledge of the Parent, no landlord is in default under any Southern Site Lease. Prior to the Closing Date the Sellers will have delivered or made available to the Purchaser true and complete copies of all applicable lease and title documents relating to the Real Property included in the Purchased Assets and all Existing Surveys (as defined in Section 4.18) of the Real Property included in the Purchased Assets and in the Sellers' possession or control. Except as disclosed in Section 2.02(l)(iii) of the Disclosure Schedule, no Southern Entity owns or leases any Real Property.

     (m) Environmental Matters. Except as disclosed in Section 2.02(m) of the Disclosure Schedule and except for any matters that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, to Parent's knowledge (i) neither the Parent nor any of its Subsidiaries has violated any Environmental Laws at or affecting the Purchased Assets or assets of the Southern Entities, the Southern Business, the Southern Sites or the Real Property; (ii) neither Parent nor any of its Subsidiaries has received any notices, citations, demands, directives, requests for information, summons or orders, and no penalty has been assessed, and no investigation, claim, action, suit, writ, injunction, decree, order, judgment, proceeding or review is pending or threatened by any Governmental Entity or Person, in each case, in connection with the Purchased Assets or assets of the Southern Entities, the Southern Business, the Southern Sites or the Real Property and relating to any matter arising out of or in respect of any Environmental Law; and (iii) there are no liabilities or obligations arising in connection with or in any way relating to the Purchased Assets or assets of the Southern Entities, the Southern Business, the Southern Sites or the Real Property (including, without limitation, those relating to releases of Hazardous Materials or off-site disposal) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or contract with any Governmental Entity or Person with respect to environmental matters, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation. As of Closing, the only real property in New Jersey owned, leased or operated by a Southern Entity is an office property leased by a Southern Entity and used solely for administrative purposes located at One Maynard Drive, Suite #158, Park Ridge, New Jersey. As of the Closing, none of the Owned Real Property or Leased Real

Property will be located in New Jersey except as disclosed in the immediately preceding sentence. For purposes of this Section, the terms "Parent", or "Subsidiaries" shall include any entity which is, in whole or in part, a predecessor of such entities.

     (n) Contracts. (A) Section 2.02(n) of the Disclosure Schedule lists or describes as of the date of this Agreement each legally binding agreement, lease or license (collectively, "Contracts") (but excluding purchase orders) relating to the Southern Business, including those that would be Southern Site Leases or Assigned Contracts or Split Contracts, that are of a type described below:

          (i) Any employment, severance or consulting Contract with an employee or former employee that is not terminable at will by the Sellers or any Southern Entity, as the case may be (other than any Contract for the employment of any such employee or former employee implied in Law), and which would require the payment of amounts by any Seller or the Southern Entity or the Purchaser, as applicable, after the date hereof in excess of $100,000 per annum in base pay;

          (ii) Any lease for any Real Property.

          (iii) Any collective bargaining Contract with any labor union;

          (iv) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

          (v) Any Contract containing covenants of a Seller or a Subsidiary of a Seller (including the Southern Entities) not to compete with any person, or otherwise restrict its operations (including, without limitation, in connection with settlement of actions or Legal Proceedings) in any line of business in any of the Southern States or with respect to any portion of the Southern Business (including the PBM Business);

          (vi) Any Contract (or group of Contracts related to the same site) requiring aggregate future payments or expenditures in excess of $250,000 and relating to investigation, cleanup, abatement, remediation or similar actions in connection with Environmental Liabilities;

          (vii) Any license, royalty Contract or other Contract with respect to Intellectual Property Rights which, pursuant to the terms thereof, requires future payments in excess of $100,000 per annum;

          (viii) Any Contract pursuant to which any of the Southern Entities has entered into or formed, or has committed to enter into or form, a partnership, joint venture or limited liability company or similar arrangement with any other Person;

          (ix) Any indenture, mortgage, loan or credit Contract under which a Seller or any Southern Entity has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others, in an amount greater than $100,000;

          (x) Any Contract relating to the acquisition of goods and services, other than any Contract that is cancelable upon 90 days notice or less without penalty, in connection with any commitment to open new stores in the Southern States which requires payments in an aggregate amount exceeding $100,000;

          (xi) Any Contract under which a Seller or any of the Southern Entities is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity or (B) a lessor of any real property owned by a Seller or the Southern Entities, in either case which requires annual payments in excess of $100,000;

          (xii) Any Contract for supply of goods and services which requires annual payments by or for the account of the Southern Business in excess of $500,000;

          (xiii) Third Party Payor Contracts involving amounts in excess of $100,000 per annum;

          (xiv) Network Contracts involving amounts in excess of $100,000 per annum;

          (xv) Any sponsor Contract or rebate Contract;

          (xvi) Any Contracts (other than Contracts of the type described in subclauses (i) - (xv) above) relating to the provision of services or purchase of pharmaceutical or other supplies by or to the Southern Entities, including without limitation any service Contracts, management Contracts or any other Contracts with any entity in each case requiring annual payments in excess of $500,000; and

          (xvii) Any Contract (other than Contracts of the type described in subclauses (i) through (xvi) above) that requires aggregate future payments by or to any of the Sellers or any Southern Entity in excess of $500,000 per annum or is otherwise material to the Sellers or the Southern Entities or the Southern Business, other than (under this clause (xvii)) a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice.

(B) The applicable Seller and each applicable Southern Entity, as the case may be, has performed in all material respects the obligations required to be performed by it under each Assigned Contract, Split Contract or Southern Site Lease to which it is a party or by which it is bound. Neither the applicable Seller nor any of the Southern Entities is in breach or default (with or without the lapse of time or the giving of notice or both) in any material respect of or under any Assigned Contract, Split Contract or Southern Site Lease.

     (o) [Reserved]

     (p) Top 25 PBM Contracts. Each Contract listed on Section 2.02(p) of the Disclosure Schedule (the "PBM Contracts") is in effect as of the date of this Agreement. To the Parent's knowledge, as of the date of this Agreement, no termination notice has been received from any counterparty under any PBM Contract. To the Parent's knowledge, as of the date of this Agreement, no counterparty to any PBM Contract has invited any competing bids from any third party pharmacy benefits providers. During the period from the date of this Agreement to the Closing, the Parent will deliver or cause to be delivered to the Purchaser any notice it receives that the counterparty thereto intends to terminate, or invite competing bids for, any PBM Contract.

     (q) Benefit Plans. As used in this Agreement, the term "Benefit Plan" means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material benefit or compensation plan, program, agreement or arrangement, that is maintained, administered or contributed to by the Parent or a Seller or the Southern Entities (or to which a Seller or any of the Southern Entities is obligated to contribute) for the benefit of any current or former Southern Business Employee, other than (i) any plan, program, agreement or arrangement mandated by applicable Laws and (ii) a multiemployer plan as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Section 2.02(q) of the Disclosure Schedule separately lists each Benefit Plan and each other employee benefit plan for which a Seller or Seller's Subsidiary could reasonably be expected to incur any liability, including any liability under Title IV of ERISA. The Parent has furnished or made available to the Purchaser a complete and accurate copy of the plan document and summary plan description of each Benefit Plan. In addition, with respect to any Benefit Plan that is sponsored solely by a Seller or a Seller's Subsidiary or the Southern Entities (a "Company Plan"), the Parent has furnished or made available to the Purchaser the most recent annual report, financial statement and actuarial valuation, if any, with respect to such Company Plan, and each summary of material modifications, the most recently filed Form 5500 and the most recent determination letter from the Internal Revenue Service ("IRS"). No Seller or Subsidiary of a Seller or any of the Southern Entities has any express or implied commitment whether legally enforceable or not to (x) create or incur liability with respect to any other employee benefit plan, program or arrangement, (y) enter into any contract or agreement to provide compensation or benefits to any individual except in the ordinary course or (z) modify, change or terminate any Company Plan other than as required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code"). Except as specified in Section 2.02(q) of the Disclosure Schedule or as would not reasonably be expected to be material:

          (i) neither the Parent nor any member of the Parent's "controlled group," within the meaning of Sections 414(b) and (c) of the Code, has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund any Benefit Plan or Multiemployer Plan that could result in liability to a Seller or a Seller's Subsidiary or the Southern Entities, and no event has occurred that could reasonably be expected to give rise to such liability;

          (ii) none of the Company Plans provides for the payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iii) there are no pending, threatened or to the knowledge of the Parent, anticipated claims relating to any Company Plan, other than routine claims for benefits;

          (iv) each of the Company Plans has been operated and maintained in all material respects in accordance with its terms and with the requirements of applicable Law;

          (v) none of the Company Plans is a Multiemployer Plan;

          (vi) each Company Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the knowledge of the Parent, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust;

          (vii) each trust maintained or contributed to by a Seller or a Seller's Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the knowledge of the Parent, no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status;

          (viii) all contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates, and all unpaid liabilities of a Seller or a Seller's Subsidiary with respect to a Company Plan that are not yet due have been properly accrued in accordance with GAAP; all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by the IRS; and to the knowledge of the Parent no fact or event exists which could give rise to any such challenge or disallowance;

          (ix) the Sellers and the Southern Entities are in compliance with the requirements of WARN and have no outstanding liabilities that are payable pursuant to WARN or any similar state law;

          (x) there is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for current or former Southern Business Employees, except as required to avoid excise tax under Section 4980B of the Code, that could become a liability of the Purchaser or of any of its affiliates;

          (xi) no Transferred Employee (as defined in Section 4.13(a)(ii)) will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby; and

          (xii) there is no contract, plan or arrangement (written or otherwise) covering any Southern Business Employee that, individually or collectively, could give rise to the payment by Purchaser or any of its affiliates of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

     (r) Insurance. The Purchased Assets and assets and business of the Southern Entities are insured pursuant to insurance policies and fidelity bonds (the "Insurance Policies") that are commercially reasonable and cover the reasonably expected risks and contingencies and are on such terms and conditions as are consistent with industry practice. There is no claim material to the Southern Business by any of the Parent or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To the Parent's knowledge there has not been any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policy. The properties, assets, business, operations and employees of the PBM Business are covered by Insurance Policies that are commercially reasonable and cover the reasonably expected risks and contingencies and are on such terms and conditions as are consistent with industry practice. Except as set forth in Section 2.02(r) of the Disclosure Schedule, each Insurance Policy relating to the PBM Business is valid, enforceable, existing and binding, and the premiums due thereon have been timely paid and there will be coverage thereunder after Closing in respect of acts and events occurring prior to Closing.

     (s) Inventories. Subject to amounts reserved therefor on the Balance Sheet, the values at which all Inventories are carried on the Balance Sheet reflect the historical inventory valuation policy of the Sellers of stating such inventories at the lower of cost (determined on the last-in, first-out method) or market value determined in accordance with GAAP consistently maintained and applied by the Sellers. Since the Balance Sheet Date, the Inventory related to the Southern Business has been maintained in the ordinary course of business consistent with past practices. All such Inventories are owned free and clear of all Liens or Encumbrances other than Permitted Liens and purchase money liens. Substantially all of the Inventories recorded on the Balance Sheet consist of, and substantially all Inventories related to the Southern Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Southern Business consistent with past practices and are and will be in quantities substantially sufficient for the normal operation of the Southern Business in accordance with past practice.

     (t) Books and Records. The Parent, the Sellers and the Southern Entities have maintained adequate business records including, without limitation, prescription records, with respect to the operation of the Southern Business, and to the knowledge of the Parent, there are no material deficiencies in such business records.

     (u) Accounts Receivable; Accounts Payable. (i) All accounts and notes receivable on the Balance Sheet have arisen in the ordinary course of business, and the accounts receivable reserves reflected on the Balance Sheet arose from the sale of Inventory or other activities in the ordinary course of business consistent with past practice.

          (ii) Except as set forth in Section 2.02(u)(ii) of the Disclosure Schedule, since the Balance Sheet Date, none of the Southern Entities has, with respect to any material portion of its trade accounts payable, (A) failed to pay its trade accounts payable in the ordinary course or (B) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

     (v) Affiliate Transactions. Except as set forth in Section 2.02(v) of the Disclosure Schedule, (i) all of the Southern Site Leases are with Persons who are not affiliates of the Sellers or the Parent and (ii) none of the Southern Site Leases, Assigned Contracts or Split Contracts will, after Closing, be with Parent or any of its affiliates.

     (w) Title to Southern Entity Shares. The sale and delivery of the Southern Entity Shares as contemplated by this Agreement is not subject to any

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preemptive right, right of first refusal or similar right or restriction. Each
Stock Seller is the record and beneficial owner of all of the Southern Entity Shares being sold by it hereunder, free and clear of any Lien or Encumbrance (other than restrictions on transferability under applicable securities Laws). Upon the delivery of the Southern Entity Shares as provided in Section 1.15(b)(i), the Purchaser will acquire record and beneficial ownership of the Southern Entity Shares, free and clear of any Lien or Encumbrance (other than any Liens or Encumbrances created by the Purchaser and any restrictions on the transferability by the Purchaser of the Southern Entity Shares under applicable securities Laws).

     (x) Southern Entities:  Capitalization; Subsidiaries.

          (i) Each Southern Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. Each Southern Entity is duly qualified to do business and is in good standing and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material effect on such Southern Entity or the Southern Business.

          (ii) The authorized and outstanding capital stock of each Southern Entity is set forth on Section 2.02(x)(ii) of the Disclosure Schedule. The Southern Entity Shares with respect to the Southern Entity constitute all the outstanding shares of capital stock of such Southern Entity, and there are no shares of capital stock of any Southern Entity reserved for issuance upon exercise of outstanding stock options or otherwise. All of the Southern Entity Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Southern Entity has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of such Southern Entity or any other equity security of such Southern Entity or any securities representing the right to purchase or otherwise receive any shares of capital stock of such Southern Entity or any other equity security of such Southern Entity.

          (iii) No Southern Entity has any Subsidiaries.

          (iv) The Parent has made available to the Purchaser true and complete copies of the certificate of incorporation and bylaws of each of the Southern Entities as currently in effect.

     (y) Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC, the fees and expenses of which will be paid by the Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, the Sellers or the Southern Entities.

     (z) No Side Letters. There is no side letter, agreement or other arrangement between the Parent, the Sellers, their affiliates or their agents on the one hand, and the Stock Purchaser, its affiliates or its agents on the other hand, relating to any matter connected with matters contemplated by the Stock Purchase Agreement (other than those that have been disclosed and provided to the Purchaser), and as of the date of this Agreement, no such side letter, agreement or arrangement is contemplated to be entered into.

     (aa) Working Capital. The Baseline Number stated in Section 1.09(b) represents the Working Capital as of January 31, 2004.

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF CVS AND THE PURCHASER

     CVS and the Purchaser hereby represent and warrant to the Parent as follows:

     Section 3.01. Organization, Standing and Corporate Power. Each of CVS and the Purchaser is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of CVS and the Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to materially adversely affect the ability of CVS and the Purchaser to timely perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby (a "Purchaser Effect").

     Section 3.02. Authority of Purchaser; Noncontravention. The Purchaser has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the Parent and the Sellers, constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming that such Ancillary Agreements constitute valid and binding obligations of the Sellers and any other party thereto, such Ancillary Agreements will constitute valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditor's rights and remedies generally and to general principles of equity. The execution, delivery and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of the Purchaser, in each case as amended, (ii) conflict with, result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under (in each case, with or without notice or lapse of time, or both) in any material respect any contract to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or subject or (iii) contravene any Law or Order currently in effect.

     Section 3.03. Authority of CVS; Noncontravention. CVS has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by CVS of this Agreement and each Ancillary Agreement to which it is a party and the consummation by CVS of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CVS. This Agreement has been duly executed and delivered by CVS and, assuming that this Agreement constitutes a valid and binding obligation of the Parent and the Sellers, constitutes a valid and binding obligation of CVS, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity. When the Ancillary Agreements to which CVS is a party have been duly executed and delivered by CVS and, assuming that such Ancillary Agreements constitute valid and binding obligations of the Sellers and any other party thereto, such Ancillary Agreements will constitute valid and binding obligations of CVS, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditor's rights and remedies generally and to general principles of equity. The execution, delivery and performance of this Agreement and the

Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of CVS, in each case as amended to the date of this Agreement, (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) in any material respect any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which CVS is a party or by which CVS or any of its assets is bound or subject, or (iii) contravene any Law or Order currently in effect, which, in the case of clauses (ii) and (iii) above would reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.04. Governmental Consents and Approvals. No Approval of any Governmental Entity is required by or with respect to CVS or the Purchaser in connection with the execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto by CVS or the Purchaser or the consummation by CVS or the Purchaser of the transactions contemplated hereby or thereby, except for (a) compliance with the HSR Act, (b) any reports required to be filed with the SEC under the Exchange Act, (c) applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental liquor authorities approvals, and (d) any other Approvals which, if not made or obtained, would reasonably be expected to have, individually or in the aggregate, a Purchaser Effect.

     Section 3.05. Brokers. No broker, finder or investment banker or other intermediary (other than Goldman, Sachs & Co. and Evercore Partners, the fees and expenses of which will be paid by CVS, the Purchaser or their affiliates) is or may be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CVS and the Purchaser.

     Section 3.06. Financing. CVS or the Purchaser will have on or prior to the Closing Date, cash on hand or credit facilities with available borrowings with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable it to timely perform its obligations hereunder, including to pay in full the Purchase Price and all fees and expenses payable by CVS or the Purchaser in connection with this Agreement and the transactions contemplated hereby.

     Section 3.07. Investment Intent. The Southern Entity Shares will be acquired by the Purchaser for its own account without a view to a distribution or resale thereof. The Purchaser understands that the Southern Entity Shares may only be sold or otherwise disposed of by the Purchaser pursuant to a registration or an exemption therefrom under the Securities Act, and any other applicable securities Laws.

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

     Section 3.08. Sophistication of the Purchaser. The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act, has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Parent and the Sellers have provided to CVS and the Purchaser the opportunity to ask questions of the officers and management of the Parent, the Sellers and the TDI Companies with respect to the business conducted by the Southern Entities. In making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, CVS and the Purchaser have relied solely on their own independent investigation, analysis and evaluation of the Southern Entities and the Southern Business and the express representations, warranties and other undertakings of the Parent and the Sellers contained herein.

                                    ARTICLE 4
                                    COVENANTS

     Section 4.01. Conduct of Business. (A) Except as expressly provided for herein, during the period from the date of this Agreement to the Closing, the Sellers and the Southern Entities shall, and the Parent shall cause the Sellers and Southern Entities to, conduct the Southern Business only in the ordinary course consistent with past practices for such business and to use commercially reasonable efforts to (i) preserve intact their current business organizations
(ii) keep available the services of their current key officers and employees (provided that the Purchaser acknowledges that officers and employees of the Southern Business may voluntarily terminate their employment with such entities and the Parent or the Seller have no control over such voluntary terminations),
(iii) preserve the goodwill of those engaged in material business relationships with the Southern Business, (iv) collect the receivables of the Southern Business and pay the payables of the Southern Business in the ordinary course of business consistent with past practices and in the same manner as previously collected or paid, (v) maintain their respective books and records in accordance with past practices, (vi) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Southern Business as are in effect as of the date of this Agreement, and (vii) discharge liabilities of the Southern Business in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as expressly provided for in this Agreement or as set forth in Section 4.01 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing, the Sellers and the Southern Entities shall not, and the Parent shall not permit the Sellers or the Southern Entities, without the prior written consent of the Purchaser, to take, or agree to or commit to take, any of the following actions with respect to the Southern Business:

     (a) acquire (including by merger, consolidation or acquisition of stock or assets or by any other manner) any asset, business or entity or stores from any Person or make capital expenditures (including for store remodelings, openings and relocations, store signage and information systems) in an aggregate amount in excess of $1,000,000 except (i) the acquisition of Inventory in the ordinary course consistent with past practices and consistent with seasonal levels, (ii) as set forth in Section 4.01(A)(a) of the Disclosure Schedule, (iii) expenditures deemed in good faith to be of an emergency nature to repair assets in an aggregate amount not in excess of $1,000,000 and accompanied or followed by a prompt notice to the Purchaser, (iv) expenditures for the acquisition of prescription files in an amount not exceeding $250,000 for any individual acquisition, (v) supplies purchased in the ordinary course of business, (vi) expenditures to repair assets in the ordinary course of business, (vii) expenditures for the acquisition of inventory in conjunction with the acquisition of prescription files in an amount not exceeding $200,000 for any individual acquisition or (viii) assets acquired pursuant to purchase orders issued prior to the date hereof in the ordinary course of business consistent with past practice;

     (b) other than commitments disclosed in writing prior to the date hereof to Purchaser's counsel (and denoted in such disclosure as signed), enter into any real estate lease or lease commitment (or change the status of any commitment (including items denoted as signed) from the status thereof disclosed to Purchaser's counsel) or modify, renew, extend or terminate any existing real estate lease or purchase or acquire or enter into any agreement to purchase or acquire any real estate in any Southern State;

     (c) acquire, make any investment in, or make any loan, advance or capital contributions (including any "keep well" or other contract to maintain any financial statement condition of another Person) to, any Person, in an aggregate amount in excess of $250,000, other than routine advances to employees in the ordinary course of business consistent with past practices;

     (d) sell, assign, lease, license, transfer, close, shut down or otherwise dispose (in whole or in part) of any material Purchased Assets or material assets of any Southern Entity except (i) Inventory in the ordinary course of business consistent with past practices or (ii) pursuant to existing contracts and commitments as set forth in Section 4.01(A)(d) of the Disclosure Schedule;

     (e) permit Inventory purchases or commitments to materially exceed or be below historical seasonal levels;

     (f) transfer management level employees or pharmacists of the Southern Sites to stores or regions outside the Southern States, except in the ordinary course of business consistent with past practices;

     (g) enter into, modify, extend or cancel any third-party payor contracts (which contracts are for amounts in excess of $250,000 per annum), except in the ordinary course of business consistent with past practices;

     (h) mortgage or pledge any Purchased Assets or assets of the Southern Entities or create or suffer to exist any Lien or Encumbrance other than Permitted Liens on any Purchased Assets or assets of the Southern Entities;

     (i) allow the board of directors of any Seller or any of the Southern Entities to declare or deem that a "change of control", as defined in any Benefit Plan, has occurred with respect to any benefit plan;

     (j) grant or agree to grant to any Southern Business Employee who is an officer of a Seller or of any of the Southern Entities or a key employee of a Seller or of any of the Southern Entities any material increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans with respect to any Southern Business Employees, except (i) as set forth in
Section 4.01(A)(j) of the Disclosure Schedule, (ii) as may be required under existing agreements, Benefit Plans or by applicable Law, (iii) pursuant to the normal severance policies of the applicable Seller as in effect on the date of this Agreement (and disclosed to the Purchaser in writing prior to the date hereof) consistent with past practices or (iv) increases in annual rates of base salary or wages payable or to become payable as a result of normal performance reviews performed in the ordinary course of business consistent with past practices;

     (k) enter into or amend any employment, consulting, severance or similar agreement with any Southern Business Employee or adopt or enter into any collective bargaining agreement, except (i) as set forth in Section 4.01(A)(k) of the Disclosure Schedule or (ii) with respect to new hires of non-officer employees in the ordinary course of business;

     (l) materially change workforce levels from those in effect as of the Balance Sheet Date (other than with the prior written consent of the Purchaser, which shall not be unreasonably withheld);

     (m) make any material change in any method of accounting or accounting practice or policy, except as required by any concurrent changes in GAAP or applicable Law;

     (n) enter into any waiver, release, assignment, compromise or settlement of, or take any material action with respect to, any pending or threatened action or Legal Proceeding which is material or which relates to the transactions contemplated hereby, other than the prosecution, defense or settlement (for monetary damages only) of actions or Legal Proceedings not material to the Southern Business in the ordinary course of business consistent with past practices or actions to be taken by Parent or Sellers in accordance with Section 4.05;

     (o) (i) enter into any material Assigned Contract or material Split Contract; (ii) amend, waive, modify, supplement, extend, terminate, allow to lapse, assign, encumber or otherwise transfer, in whole or in part, its rights and interests in or under any material Assigned Contracts or material Split Contracts; or (iii) enter into any Assigned Contracts or Split Contracts that are not at arms length;

     (p) enter into any Contract (that would bind the Purchaser, any Southern Entity or the Southern Business after the date of Closing, including, without limitation, those that would be Assigned Contracts or Split Contracts) containing covenants of any of the Sellers or Southern Entities not to, or otherwise restraining, limiting or impeding any of the Sellers' or Southern Entities' ability to, compete with or conduct any business or line of business with respect to the Southern States or to hire any individual or group of individuals with respect to the Southern Business;

     (q) change, or agree to change, any business policies which relate to sales, returns or product acquisitions, in each case in any material respect;

     (r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

     (s) make, change or rescind any Tax election, change any annual Tax accounting period, change any method of Tax accounting or file for any change in accounting method, settle any Tax claim or assessment or surrender any right to claim for a Tax refund, in each case solely if such action may have a materially adverse effect on the Southern Business in a tax period that ends after the Closing Date, provided that in the case of this Section 4.01(A)(s), Purchaser's consent shall not be unreasonably withheld or delayed;

     (t) (i) fail to file any material Tax Return which includes or relates to the Southern Business, Purchased Assets or the Southern Entities for any Pre-Closing Tax period on the due date therefor, including extensions, (ii) file a Tax Return which includes or relates to the Southern Business, Purchased Assets or the Southern Entities that is not true and complete in all material respects or (iii) fail to pay any Taxes which includes or relates to the Southern Business, Purchased Assets or the Southern Entities that are shown to be due and payable on any Tax Return;

(B) During the period from the date of this Agreement to the Closing, except as disclosed on Section 4.01(B) of the Disclosure Schedule, the Parent and the Stock Sellers shall not permit any of the Southern Entities, without the prior written consent of the Purchaser, to take, or agree to or commit to take, any of the following actions:

     (a) (i) declare, set aside, make or pay any dividends or distributions on, or make any other distributions (whether in cash, securities or other property) in respect of, any Southern Entity Shares, (ii) split, combine or reclassify any of the outstanding Southern Entity Shares or issue or authorize the issuance of any Southern Entity Shares, or (iii) purchase, redeem or otherwise acquire any securities of any of the Southern Entities, including the Southern Entity Shares;

     (b) issue, sell, transfer, grant or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) pledge, dispose of or otherwise encumber any securities of any Southern Entity, including the Southern Entity Shares, or any securities convertible into, or exchangeable for, any such shares or amend the terms of any such securities outstanding on the date hereof;

     (c) amend the certificate of incorporation or bylaws (or other similar organizational documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Southern Entity or amend the terms of the Southern Entity Shares;

     (d) except as required by existing commitments disclosed on Section 4.01(B)(d) of the Disclosure Schedule, repurchase, repay, incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money;

     (e) issue or sell any debt securities or rights to acquire any debt securities;

     (f) pay, discharge, cancel or satisfy any material claims, liabilities or obligations (accrued, asserted, unasserted, absolute, contingent or otherwise, known or unknown, matured or unmatured) other than intercompany obligations or the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practices of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date consistent with past practices;

     (g) cancel any material debts or waive any claims or rights of substantial value (including the cancellation or waiver of any indebtedness owed by, or claims against, any of the Sellers or their Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practices which, in the aggregate, are not material;

     (h) (1) amend, assign or terminate any PBM Contract; or (2) enter into, amend, assign or terminate any Contract covering more than 35,000 lives; or

     (i) amend, assign or terminate any PBM Network Arrangement or change the coverage of, or reimbursement rates under, any PBM Network Arrangement;

     (j) materially change any Southern Entity's practices with respect to the timing of payments or collections.

(C) Notwithstanding anything to the contrary contained in Section 4.01(A), the Parent, the Sellers or any Southern Entity may, without the Purchaser's written consent, prior to Closing, take any action or commit to take any action specified in Section 4.01(A)(a), (b) and (h) in the ordinary course consistent with past practices provided that the Parent shall retain all assets so acquired pursuant to, and be responsible for all liabilities and obligations for or arising from, such actions or commitments taken, made or entered into without the Purchaser's written consent and for which Purchaser's consent would have been required under Section 4.01(A) but for this Section 4.01(C) (and which assets and liabilities shall be Excluded Assets and Excluded Liabilities under this Agreement).

(D) Notice to Purchaser of a request for consent required by this Section 4.01 shall be given to Purchaser through its legal counsel.

     Section 4.02. Casualty; Condemnation. In the event that, after the execution of this Agreement, but prior to the Closing Date, any Southern Site is subject to (i) loss, destruction or damage to the building or other improvements thereon (a "Casualty") or (ii) condemnation by a Governmental Entity (a "Condemnation"), at the Closing the Parent and the Sellers shall transfer to the Purchaser all proceeds received from any insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation occurring after the execution of this Agreement but prior to the Closing Date to the extent that such proceeds have not already been used by the Parent or a Seller to repair any such loss, destruction or damage, and shall transfer the right to receive any future proceeds of such Casualty and Condemnation to the Purchaser following the Closing Date. Any party receiving a notice of Casualty or Condemnation shall notify all other parties in accordance with Section 8.04. Notwithstanding anything to the contrary contained in this Agreement, in no event will any Casualty or Condemnation constitute the breach of any representation or warranty of the Parent contained in this Agreement if Parent and the Sellers comply with this Section 4.02.

     Section 4.03. Acquisition Proposals; Inconsistent Activities.

     (a) Acquisition Proposals. Following the execution of this Agreement, the Sellers and the Parent shall, and shall cause their respective officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney or accountant retained by any of the foregoing Persons (collectively, "Representatives") to, immediately cease any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (as defined in Section 4.03(b)) with respect to the Southern Business, and shall not, and shall cause their Representatives to not, directly or indirectly, (i) initiate, facilitate, encourage or solicit, directly or indirectly, the making of any Acquisition Proposal with respect to the Southern Business, (ii) provide any non-public information regarding the Sellers or any of the Southern Entities to, or enter into or maintain or continue any discussions or negotiations with, any Person that has made an Acquisition Proposal with respect to the Southern Business or any of the Southern Entities, or (iii) enter into any agreement providing for any Acquisition Proposal with respect to the Southern Business. Nothing contained herein shall prohibit, limit or restrict, the Parent, the Sellers and the Representatives from (A) engaging in any of the foregoing activities with respect to any part of the Business other than the Southern Business or (B) providing any non-public information to, or entering into or maintaining or continuing any discussions or negotiations with the Stock Purchaser with respect to the Northern Business.

     (b) Definition of Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its affiliates with respect to the Southern Business or the Stock Purchaser or any of its affiliates with respect to the Northern Business) relating to (i) any merger, consolidation, recapitalization, tender offer, liquidation or other direct or indirect business combination involving the Sellers, (ii) any acquisition of shares of capital stock or other equity securities of any of the Sellers or any of the Southern Entities, or
(iii) any acquisition, license, purchase or other disposition of a substantial portion of the business or assets of the Sellers outside the ordinary course of business.

     (c) Inconsistent Activities. During the period from the date of this Agreement to the Closing, CVS and the Purchaser shall not, and shall not authorize or permit any of their Subsidiaries, or any of their respective officers, directors, employees, agents or representatives to, propose, announce or enter into any transaction that could reasonably be expected to have a Purchaser Effect or to materially adversely affect the Purchaser's ability to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto.

     Section 4.04. Access To Information; Confidentiality; Data Bridge Development.

     (a) The Parent and the Sellers shall afford to CVS, the Purchaser and their Representatives reasonable access (with an opportunity to make copies) (subject, however, to existing confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice during the period prior to the Closing to all of the Parent's, the Sellers' and the Southern Entities' properties, books, records (whether in hard copy or computer format), workpapers, contracts, commitments, Tax Returns, personnel and records relating to the Southern Business or the Purchased Assets and, during such period, the Parent and the Sellers shall furnish, or cause to be furnished, as promptly as practicable to the Purchaser such information (subject, however, to existing confidentiality and similar non-disclosure obligations) concerning the Southern Entities, the Southern Business and the Purchased Assets as the Purchaser may from time to time reasonably request. To the extent that the Parent or any Seller incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 4.04(a), the Purchaser shall reimburse the Parent or the appropriate Seller for the reasonable out-of-pocket costs thereof promptly upon the submission to the Purchaser of an invoice therefor accompanied by supporting documentation in reasonable detail provided however that de minimis expenses in the individual amount of $1,000 or less shall be excluded from the reimbursement obligation under this Section 4.04(a). CVS and the Purchaser will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the Parent or any Seller, in confidence to the extent required by, and in accordance with the provisions of, the agreement, dated October 7, 2003, between CVS and the Parent (the "Confidentiality Agreement") with respect to confidentiality and other matters.

     (b) After the Closing, the Parent, the Sellers and the Purchaser shall each afford to each other and their Representatives reasonable access (with an opportunity to make copies) (subject, however, to confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice, to each other's properties, books, records (whether in hard copy or computer format), workpapers, contracts, commitments, Tax Returns, personnel and records relating to the Southern Business or the Purchased Assets as the other party shall reasonably request.

     (c) After the date hereof and until the Closing, as reasonably necessary and available, taking into account the reasonable needs of the Stock Purchaser, the Sellers and their affiliates shall provide the Purchaser and its affiliates with the use of office space as the Purchaser reasonably requests at such locations as reasonably necessary and available, taking into account the reasonable needs of the Stock Purchaser, for the Purchaser and its affiliates to prepare for transition of the Southern Business into its own business.

     (d) Parent shall, and shall cause the Sellers to, reasonably cooperate with the Purchaser and allocate necessary resources in good faith to construct a data bridge during the period between the date of this Agreement and the Closing Date that will provide services to the Purchaser after the Closing Date as described on the item "Information Technology - Data Bridge Support" in the Eckerd Transition Services Agreement. In no event will Parent or Sellers be required to provide any assistance or cooperation that would affect their ability to operate their business in an efficient manner or preclude them from affording to the Stock Purchaser an equivalent amount of access to personnel and resources of the Parent or any Seller.

     Section 4.05. Reasonable Best Efforts; Regulatory Matters. (a) On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 5. Without limiting the generality or effect of the foregoing, each of the parties hereto shall (i) make promptly its respective filings (which in any event shall be made by no later than the 14th day following the date hereof, the timing of which shall be coordinated with one another's filings and with the filing of the Stock Purchaser to the extent practicable) and thereafter make any other required submissions, with respect to the transactions contemplated hereby under the HSR Act and (ii) use its reasonable best efforts to take, or cause to be taken, all other appropriate actions, and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all Pharmacy Approvals and all other Approvals of Governmental Entities as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions thereto.

     (b) In performing the parties' obligations under Section 4.05 relating to Antitrust Laws (as defined below), each of the parties shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other parties informed in all material respects of any material communication received by such party from or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), or any other Governmental Entity and of any material communication received or given in connection with any Action (whether threatened or instituted) by any other Person, in each case regarding the transactions contemplated by this Agreement and (iii) permit the other party to review any material communication (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) given by it to, and to consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any suit, action or proceeding by any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In performing the parties' obligations under Section 4.05, each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In connection with the foregoing, if any Action, including any Action by any Person, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such suit, action or proceeding and to have vacated, lifted, reversed or overturned any judgment or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (d) If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law (an "Antitrust Objection") or if any suit, action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or other Person challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law (an "Antitrust Challenge"), each of the parties shall use its reasonable best efforts to resolve any such objections or challenges so as to permit consummation of the transactions contemplated by this Agreement. For purposes of this Section 4.05(d), "reasonable best efforts" by CVS shall include without limitation, CVS and/or the Purchaser (and, to the extent required by any Governmental Entity, their Subsidiaries and affiliates) entering into a settlement, undertaking, consent decree, stipulation or other agreement (a "Settlement") with a Governmental Entity regarding antitrust matters in connection with the transactions contemplated by this Agreement, including without limitation, entering into a Settlement that requires CVS or the Purchaser to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of particular assets and/or withdraw from doing business in particular geographic areas, to satisfy any Antitrust Objections or to settle any Antitrust Challenges, but, notwithstanding anything else contained in this Agreement, CVS or the Purchaser shall not be required to enter into any Settlement (i) that requires CVS or the Purchaser to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of or withdraw from stores of CVS or the Purchaser (and their Subsidiaries) or Southern Stores the aggregate revenues of which (for the most recent fiscal year) exceeded $500 million ("Antitrust Store Limit") or (ii) as a result of which the aggregate gross margin attributable to business of Pharmacare or PBM Business to be terminated or otherwise lost pursuant to such Settlement would be greater than 35% of the total gross margin attributable to such business for the most recently ended fiscal year ("Antitrust PBM Limit").

     (e) In the event that the Settlement pursuant to this Section 4.05 requires CVS or the Purchaser to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of or withdraw from stores of CVS or the Purchaser (and their Subsidiaries) or Southern Stores the aggregate revenues of which (for the most recent fiscal year) exceeded $200 million but were below $500 million (the applicable excess of such aggregate revenues above $200 million, the "Band Number"), (i) the Estimated Purchase Price and the Purchase Price payable hereunder shall be reduced by an amount that is 0.25 times the Band Number and (ii) upon the sale or other disposition of any stores that CVS or the Purchaser is required to hold separate, sell or otherwise dispose of pursuant to such settlement, the Parent shall be entitled to receive a portion of such proceeds equal to fifty percent of: (x) the amount of all proceeds (less the reasonable costs incurred in connection with the sale or disposition) multiplied by (y) a fraction, the numerator of which is the Band Number and the denominator of which is the aggregate revenues (for the most recent fiscal year) of such stores divested.

     (f) Notwithstanding anything to the contrary in this Agreement, in the event that a Settlement proposed by a Governmental Entity pursuant to this
Section 4.05 would have required CVS or the Purchaser to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of or withdraw from assets or business of the Pharmacare or PBM Business in excess of the Antitrust PBM Limit, and if CVS refuses to enter into such Settlement, then the sale and purchase of the PBM Business (through the sale and purchase of the shares of the PBM Entity, Genplus Managed Care, Inc., and Eckerd Corporation Of Florida, Inc. and Purchased Assets of the PBM Business and assumption of Assumed Liabilities of the PBM Business) shall be excluded from this Agreement, the Baseline Number shall be recalculated to exclude the assets and liabilities of the PBM Business, and the assets and liabilities of the PBM Business shall be excluded from the calculation of Working Capital, Estimated Closing Working Capital and Closing Working Capital Statement. On the Closing Date, notwithstanding anything else contained herein, the Purchaser will wire transfer to the Sellers, the Estimated Purchase Price reduced by an amount equal to $750,000,000 (such reduced portion of the Estimated Purchase Price, the "Estimated PBM Price"). The amount of Purchase Price actually allocable to the PBM Business shall be determined pursuant to Section 4.11(e) (such price, the "Final PBM Price"). Within three business days of the Final PBM Price becoming final pursuant to Section 4.11(e), (i) the Purchaser shall pay to the Parent, by wire transfer of immediately available funds to an account designated by the Parent, an amount equal to the amount, if any, by which the Final PBM Price (as finally determined pursuant to Section 4.11(e)) exceeds the Estimated PBM Price, together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment, or (ii) the Parent shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, an amount equal to the amount, if any, by which the Estimated PBM Price exceeds the Final PBM Price (as finally determined pursuant to Section 4.11(e)), together with interest thereon at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment. For the avoidance of doubt, notwithstanding anything else contained herein, in the circumstances contemplated in this Section 4.05(f), the Purchase Price hereunder will be reduced by the Final PBM Price.

     Section 4.06. Public Announcements. Purchaser and CVS, on the one hand, and the Parent and Sellers on the other hand will use their best efforts to coordinate and simultaneously release their first public announcement or press release relating to the transactions contemplated by this Agreement. In addition, prior to the Closing Date, the Purchaser and CVS, on the one hand, and the Parent and Sellers on the other hand shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing or other written public statements with respect to the transactions contemplated hereby (including the first public announcement or press release) and shall not issue any such press release or written public statement prior to such consultation, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 4.07. Further Assurances; No Hindrances. From time to time after the Closing, without additional consideration, each of the Parent, the Sellers, CVS and the Purchaser will execute and deliver such further instruments and take such other action as may be necessary, or as may be reasonably requested by the other party, to make effective the transactions contemplated by this Agreement including to give the Purchaser the title or benefit of the Purchased Assets or assets of the Southern Entities as contemplated hereunder.

     Section 4.08. Notices of Certain Events. After the execution of this Agreement but prior to the Closing, the Sellers and the Parent shall, and shall cause their Representatives to promptly notify the Purchaser in writing in reasonable detail of:

     (a) any written notice or other written communication from any Person alleging that the Approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; or

     (b) the damage or destruction by fire or other casualty of any material asset of the Southern Business or any material part thereof or in the event that any material asset of the Southern Business or material part thereof becomes the subject of any proceeding or, to the knowledge of the Parent, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     Section 4.09. Notice of Possible Breach. Prior to the Closing, if any party to this Agreement shall become aware of any fact, event or circumstance that would constitute a breach of this Agreement by the other party or that would result in the failure to satisfy any condition set forth in Article 5, such party shall promptly notify the other party thereof in writing. The parties shall thereupon provide reasonable cooperation to cure or remedy such breaches or satisfy such closing conditions.

     Section 4.10. Prescription Files. On the Closing Date, the Sellers will deliver the Prescription Files to the Purchaser by printing hard copy printouts of the Prescription Files at the applicable Southern Site.

     Section 4.11. Tax Matters.

     (a) Tax Definitions. The following terms, as used in this Agreement, have the following meanings:

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

     "Pre-Closing Tax Period" means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

     "Post-Closing Tax Period" means any taxable period that begins after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute a Post-Closing Tax Period.

     "Straddle Tax Period" means any taxable period that begins before the Closing Date and ends after the Closing Date.

     "Tax" means all taxes, fees, levies or other assessments, imposed by the United States, or any state, country, local or foreign government or subdivision or agency thereof (a "Taxing Authority") including without limitation, income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments.

     "Tax Returns" means any return, report or other information required to be supplied to any Taxing Authority in connection with Taxes.

     (b) Representations and Warranties of the Parent Relating to the Purchased Assets. Except as specified in Section 4.11(b) of the Disclosure Schedule, the Parent hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that the Parent, each of the Sellers and each other affiliate of Parent has timely paid, or made provision to pay, all Taxes that include or relate to the Purchased Assets that will have been required to be paid on or prior to the date hereof, the nonpayment of which would result in a Lien on any Purchased Asset, would have an adverse effect on the Purchaser's ability to conduct the Southern Business or would result in the Purchaser becoming liable or responsible therefor.

     (c) Cooperation; Audits. In connection with the preparation and filing of Tax Returns, audit examinations, obtaining tax clearance certificates in connection with transactions contemplated by this Agreement, and any administrative or judicial proceedings relating to any Tax liabilities imposed on the Parent, the Sellers, the Purchaser, the Purchased Assets or the Southern Entities, (A) the Purchaser, (B) the Southern Entities, (C) the Parent, and (D) the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Southern Entities including, but not limited to, during normal business hours, the furnishing or making available of books and records, personnel (as reasonably required and at no cost to the other party), powers of

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

attorney (with respect to Pre-Closing Tax Periods and reasonably requested by the other party) or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations, the obtaining of tax clearance certificates or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Parent, the Sellers, the Purchaser and the Southern Entities shall retain all Tax Returns, schedules and workpapers and all material records or other documents relating to all Taxes of the Purchased Assets, the Stock Sellers and the Southern Entities for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extension, except to the extent notified by another party in writing of such extensions for the respective Tax periods, or (ii) seven years following the due date (without extension) for such Tax Returns, and each of the Parent, the Sellers and the Purchaser shall maintain such Tax Returns, schedules, workpapers, records and documents in the same manner and with the same care it uses in maintaining its Tax Returns, schedules, workpapers, records and documents. Each of (A) the Purchaser, (B) the Southern Entities, (C) the Parent, and (D) the Sellers shall give the other parties reasonable written notice prior to destroying or discarding any such books or records and, if another party so requests, the other party shall take possession of such books and records. Any information obtained under this Section 4.11(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     (d) Allocation of Certain Taxes.

          (i) All real property taxes (other than real estate Taxes referred to in Section 4.20), personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Tax Period (collectively, the "Apportioned Obligations") shall be apportioned between the Parent and the Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. The Parent shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

          (ii) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Parent and the Purchaser. The Purchaser, the Parent and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

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

          (iii) Apportioned Obligations and Transfer Taxes described in this
     Section 4.11(d) shall be timely paid, and all applicable Tax Returns shall be filed, as provided by applicable Law. The paying party shall provide to the non-paying party drafts of all Tax Returns described in the preceding sentence and a statement setting forth the amount of reimbursement to which the paying party is entitled under Section 4.11(d)(i) and Section 4.11(d)(ii), as the case may be, together with appropriate supporting information and schedules at least 30 calendar days prior to the due date for the filing of such Tax Return (including extensions), or such shorter period as is necessary to allow for the timely filing of any such Tax Return. Any such Transfer Tax Returns shall reflect any valuations available from the Independent Valuation Expert or, if a valuation is not available, the practices and methodologies expected to be employed by the Independent Valuation Expert. If no such information is available from the Independent Valuation Expert, the parties will agree upon a reasonable methodology for determining the valuations necessary for preparing such Tax Returns. At least 15 calendar days prior to the due date for the filing of such Tax Returns (including extensions), or such shorter period as is necessary to allow for the timely filing of such Tax Return, the non-paying party shall notify the paying party of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the non-paying party may have to any items set forth on such draft Tax Return. The paying party and the non-paying party agree to consult and resolve in good faith any such objection. Upon earlier of the resolution of such objection, if any, or the expiration of the fifteen days without objection from the non-paying party, the paying party may file the Tax Return. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 4.11(d)(i) and Section 4.11(d)(ii), as the case may be. The non-paying party shall make such reimbursement promptly but in no event later than 30 calendar days after the filing of such Tax Return. Any payment not made within such time shall bear interest at the Applicable Rate for each day after the expiration of the 30 calendar days described in the preceding sentence until paid.

     (e) Allocation of Purchase Price. (i) Within 6 months of the finalization of the Closing Date Balance Sheet and the Closing Working Capital Statement, the Purchaser shall deliver to the Parent a GAAP-based valuation performed by a nationally recognized independent valuation firm mutually agreed by the Parent and the Purchaser (the "Independent Valuation Expert") ascribing values, as of the Closing Date, on a location-by-location basis, to the Purchased Assets, the Assumed Liabilities and the assets and liabilities of the Southern Entities. Within 30 calendar days after the Purchaser delivers the valuation, the Parent shall notify the Purchaser of any objection to the valuation (specifying in reasonable detail the nature and basis of such objection), provided that no such objection shall be made unless it is based on a manifest error in the valuation. If the Independent Valuation Expert concurs that a manifest error has been made, the Independent Valuation Expert shall cause the valuation to be corrected. If the Independent Valuation Expert does not so concur, or the Seller does not make any objection within such 30 calendar day period, the original valuation shall be the final valuation. The Purchaser, the Southern Entities, the Parent, the Sellers and their affiliates agree to act in accordance with the final valuation of the Independent Valuation Expert in the preparation and filing of any Income Tax Return and in the making of any Section 338(h)(10) Election. The costs, fees and expenses of the Independent Valuation Expert shall be borne by the Purchaser.

          (ii) No later than 60 calendar days after the finalization of the valuation of the Independent Valuation Expert, the Purchaser shall deliver to the Parent pro forma Forms 8594 and the supporting documentation. The pro forma Forms 8594 shall set forth an allocation of the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code, but without regard to either party's transaction costs) among the Purchased Assets in accordance with Section 1060 of the Code. The Parent shall have the right to review such forms solely for the purpose of determining whether the allocation has been made in accordance with the final valuation of the Independent Valuation Expert delivered pursuant to Section 4.11(e). If, within 15 calendar days after the receipt of the pro forma forms, the Parent notifies the Purchaser that the Parent objects to the pro forma forms on the basis that they do not reflect the valuation of the Independent Valuation Expert, then the Parent and the Purchaser shall attempt in good faith to resolve their disagreement within the 15 calendar days following the Parent's notification of Purchaser of such disagreement and the pro forma forms shall be amended before filing to reflect any such resolution. Within 15 calendar days after the later of (A) the date on which the Purchaser and the Parent shall have resolved any objections or (B) the failure of the Parent to notify the Purchaser of an objection within 15 calendar days, each party shall deliver to the other party a copy of its final Forms 8594.

     (f) Information. Within 60 days after the finalization of the Closing Date Balance Sheet, the Purchaser shall deliver, or shall cause to be delivered to the Parent (at no cost to the Parent) copies of books, records, workpapers, and any other supporting documents used to prepare such final Closing Date Balance Sheet to the extent such documentation is in the possession of the Purchaser or its affiliates and is reasonably required by the Parent to properly report the operations of the Purchased Assets and the Southern Entities in its Tax Returns. To the extent such documentation is not in the possession of the Purchaser or its affiliates, the Purchaser shall use reasonable efforts to assist the Parent in obtaining any further information that may be required for the Parent to properly report the operations of the Purchased Assets and the Southern Entities in its Tax Returns.

     (g) Tax Matters Relating to the Oklahoma Sites. With respect to each Southern Site in Oklahoma, the Parent will use its reasonable efforts to pay or

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

cause to be paid, prior to the Closing Date, all Taxes attributable to a Pre-Closing Tax Period required to be paid by the Parent, the Sellers or any of their affiliates to the Oklahoma Tax Commission, the nonpayment of which could result in any Governmental Entity denying Purchaser or any of the Purchaser's affiliates any license or permit relating to any Southern Site in Oklahoma. The Parent, each of the Sellers and each other affiliate of the Parent further agree to furnish or cause to be furnished to the Purchaser, upon Purchaser's reasonable request, as promptly as practicable, proof of payment of any Tax that the Parent, the Sellers or any of their affiliates has paid to the Oklahoma Tax Commission for any Pre-Closing Tax Period. In the event any provision of this
Section 4.11(g) is inconsistent with any other provision of this Agreement, the provisions of this 4.11(g) shall control.

     Section 4.12. Tax Matters Relating To The Southern Entities.

     (a) Representations and Warranties. Except as specified in Section 4.12(a) of the Disclosure Schedule, the Parent hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, (i) each of the Southern Entities has filed (or the Parent or any of its affiliates has timely filed or caused to be filed on behalf of the Southern Entities) all material federal, state and foreign Tax Returns required to be filed by it on or prior to the date of this Agreement (taking into account for this purpose, any extensions), (ii) all such Tax Returns are correct and complete in all material respects, (iii) each of the Southern Entities has timely paid, withheld or accrued all Taxes shown to be due and payable on such Tax Returns, (iv) none of the Parent, any of its affiliates, the Stock Sellers or the Southern Entities has received written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy with respect to the business or operations of the Southern Entities, and no such Tax audit, examination, refund litigation or adjustment in controversy is pending, (v) all material Taxes which the Southern Entities have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper Taxing Authority, (vi) neither any of the Southern Entities nor any member of an affiliated, consolidated, combined or unitary group of which any of the Southern Entities is or has been a member has given any currently effective written waiver of any statute of limitations with respect to Taxes or agreed to any currently effective written extension of time with respect to a Tax assessment or deficiency, (vii) with respect to each Southern Entity, no claim has been made by a Taxing Authority in a jurisdiction where such Southern Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (viii) none of the Southern Entities will be required to include in a taxable period after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including as a result of (A) the installment method of accounting, the completed contract method of accounting or the cash method of accounting or (B) any prepaid amount received on or prior to the Closing, (ix) none of the Southern Entities is a party to a Tax sharing or Tax allocation agreement or arrangement, other than such agreements or arrangements between the Parent and the Southern Entities that are in effect at the date of this Agreement and will be terminated on the part of the Southern Entities at Closing, (x) none of the Southern Entities has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal Income Tax Return (other than a group the common parent of which is the Parent) or of any affiliated, consolidated, combined or unitary group, as defined under applicable state, local or foreign law (other than a group the common parent of which is the Parent or any of its Subsidiaries); (xi) none of the Southern Entities has liability for Taxes of any Person (other than any member of the group the common parent of which is the Parent) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise, and (xii) none of the Southern Entities is a party to any understanding or arrangement described in
Section 6111(d) of the Code, nor has any of the Southern Entities participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4(b) and (c)(3).

     (b) Tax Sharing Agreements. Effective as of the Closing, any Tax sharing or Tax allocation agreement or arrangement between the Parent or any of its Subsidiaries (other than the Southern Entities) and any of the Southern Entities shall be terminated and shall have no further effect thereafter. All rights and obligations of the Parent and the Stock Sellers, on the one hand, and the Southern Entities, on the other hand, with respect to Taxes shall be provided in this Section 4.12.

     (c) The Parent's Tax Returns for Periods Through the Closing Date.

          (i) The Parent or its designee shall prepare and timely file or shall cause to be prepared and timely filed all necessary foreign, federal, state, and local Tax Returns with respect to each of the Southern Entities that are required to be filed (including extensions) on or prior to the Closing Date, and shall pay or shall cause to be paid any and all Taxes due with respect to such Tax Returns.

          (ii) The Parent or its designee shall prepare and timely file or shall cause to be prepared and, if required to be signed by Purchaser, any of its affiliates or any of the Southern Entities, shall deliver, within 15 calendar days prior to the deadline for the filing of such Tax Returns, to the Purchaser for signing and filing (A) all consolidated, combined or unitary Tax Returns for Taxes any component of which may be based in whole, or in part, on net income or a taxable base in the nature of net income of the Parent or any of its affiliates which include any of the Southern Entities with respect to any Pre-Closing Tax Period, and (B) all other Tax Returns for Taxes any component of which may be based in whole, or in part, on net income or a taxable base in the nature of net income of the Southern Entities with respect to a Pre-Closing Tax Period that ends on the Closing Date, provided that the Purchaser shall have the right to review in accordance with the principles of Sections 4.11(e) and

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     4.12(d) any such Tax Returns which it or the Southern Entities are required to sign. The Parent shall pay or shall cause to be paid any and all Taxes shown as due with respect to Tax Returns described in the preceding sentence.

          (iii) The Parent shall have the exclusive authority and obligation to prepare or cause to be prepared all Tax Returns of the Southern Entities subject to Section 4.12(c)(i) and Section 4.12(c)(ii) that are due with respect to any Pre-Closing Tax Period. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Southern Entities shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practice with respect to such items, unless otherwise required by Law.

          (iv) With respect to any taxable period of the Southern Entities that would otherwise include but not end on the Closing Date, to the extent permissible, but not required, pursuant to applicable Tax Law, the Parent and the Purchaser or its affiliates shall cause the Southern Entities to
     (A) take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable Taxing Authorities, to cause such period to end on the Closing Date or (B) if clause (A) is inapplicable, report the operations of the Southern Entities only for that portion of such period ending on the Closing Date in a combined, consolidated, or unitary Tax Return filed by the Parent, the Stock Sellers or an affiliate, notwithstanding that such taxable period does not end on the Closing Date.

     (d) The Purchaser's Tax Returns for Periods After the Closing Date. The Purchaser shall prepare and file or cause the Southern Entities to prepare and file all Tax Returns with respect to the Southern Entities for which the Parent is not responsible pursuant to Section 4.12(c). Subject to Section 4.12(g)(i), the Purchaser shall pay or cause to be paid any and all Taxes due with respect to such Tax Returns that are attributable to a Post-Closing Tax Period. The Purchaser shall provide to the Parent drafts of all Tax Returns described in the second preceding sentence required to be prepared and filed with respect to any Pre-Closing Tax Period and a statement certifying the amount of Tax shown on such Tax Return that is allocable to the Parent pursuant to Section 4.12(e) or
Section 4.12(g)(i), together with appropriate supporting information and schedules, at least 30 calendar days prior to the due date for the filing of such Tax Returns (including extensions) or such shorter period as is necessary to allow for the timely filing of any such Tax Return. At least 15 calendar days prior to the due date for the filing of such Tax Returns (including extensions), or such shorter period as is necessary to allow for the timely filing of such Tax Return, the Parent shall notify the Purchaser of the existence of any objection (specifying in

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

reasonable detail the nature and basis of such objection) the Parent may have to any items set forth on such draft Tax Returns (a "Dispute Notice"). The Purchaser and the Parent agree to consult and resolve in good faith any such objection. If Tax Returns are not prepared and provided in accordance with this
Section 4.12(d), the Parent shall not be liable for the subject Taxes to the extent that the Parent has been materially prejudiced by the Purchaser's breach. The Purchaser shall not file any Tax Return subject to this Section 4.12(d) without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required if the Parent shall not have timely delivered a Dispute Notice or the objections contained in such Dispute Notice shall have been finally resolved.

     (e) Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Southern Entities that relate to a Straddle Tax Period shall be apportioned to the Pre-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or related to income, receipts, capital or net worth, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which shall be governed by Section 4.11(d)(ii) and Section 4.12(h)), such Taxes apportioned to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including but not limited to property taxes and similar ad valorem obligations, such Taxes shall be deemed to be the amount of such Taxes for the entire Straddle Tax Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. Any deferred items taken into income by Treasury Regulation Sections 1.1502-13 and 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19 as a result of this transaction shall for these purposes be apportioned to a Pre-Closing Tax Period. Section 4.12(h) shall control the allocation of the Taxes thereunder. The Parent and its affiliates shall be liable for the payment of all Taxes of the Southern Entities which are attributable to any Pre-Closing Tax Period, whether shown on any original Tax Return or amended Tax Return for the period referred to therein. The Purchaser shall be liable for the payment of all Taxes which are attributable to any Post-Closing Tax Period. All transactions not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Southern Entity Shares (other than the Section 338(h)(10) Elections) shall be reported on the Purchaser's federal Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or as required by Treasury Regulation Section 1.338-1(d).

     (f) Controversies. The Purchaser shall notify the Parent in writing within 30 calendar days of the receipt by the Purchaser or any affiliate of the

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Purchaser (including the Southern Entities after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which the Parent may be liable under Section 4.12(g)(i) (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). The Parent, at its own expense, shall have the exclusive authority to represent the interests of the Southern Entities with respect to any Tax Matter before the Internal Revenue Service, any other Taxing Authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that the Parent shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Purchaser or the Southern Entities for any Post-Closing Tax Period, including any Straddle Tax Period, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Parent shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Parent shall, in good faith, allow the Purchaser or the Purchaser's counsel to consult with it regarding the conduct of or positions taken in any such proceeding. If the proceeding affects or may affect the Tax liability of the Purchaser or the Southern Entities for any Post-Closing Tax Period including any Straddle Tax Period, the Parent shall further allow the Purchaser and the Purchaser's counsel to participate in the proceeding. Unless otherwise provided by the Parent in writing to the Purchaser, all notices required by this Section 4.12(f) shall be sent to: J. C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas 75024, Attention: Vice President and Director of Taxes.

     (g) Tax Indemnification.

          (i) The Parent shall indemnify the Purchaser, CVS and their affiliates and, after the Closing, each of the Southern Entities from and against (A) any Taxes and Damages resulting from, arising out of, relating to or caused by any liability or obligation of the Purchaser or any Southern Entity for Taxes of any person other than the Purchaser or the Southern Entities (w) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (x) as a transferee or successor, (y) by contract, or (z) otherwise, (B) any increase in foreign, federal, state or local Taxes attributable to the deemed sale of assets resulting from the
     Section 338(h)(10) Elections or as a consequence of Section 338 of the Code as applied by any state, local or foreign jurisdiction, (C) any breach of any covenant in this Section 4.12, (D) any Taxes imposed on any Southern Entity for any Pre-Closing Tax Period and (E) any breach of representation contained in Section 2.02(q)(xii). The Parent's obligation to indemnify the Purchaser with respect to any Taxes resulting from a Tax Matter shall be discharged to the extent that the Parent's defense of such Tax Matter has been materially prejudiced by the Purchaser's failure to comply with
     Section 4.12(f) of this Agreement. The Parent shall discharge its obligation to indemnify the Purchaser against such Pre-

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     Closing Tax Period Taxes by paying to the Purchaser an amount equal to the amount of such Taxes; provided, however, that if the Purchaser provides the Parent with written notice of Pre-Closing Tax Period Taxes at least 30 calendar days prior to the date on which the relevant Taxes are required to be paid by the Purchaser or the applicable Southern Entities, the Parent shall, if and to the extent that it is liable for such Taxes hereunder, discharge its obligation to indemnify the Purchaser against such Taxes by paying an amount equal to the amount of such Taxes to the relevant Taxing Authority. The Parent shall provide the Purchaser evidence of such payment to the relevant Taxing Authority. Any payment required to be made under this paragraph shall be made not later than 30 calendar days after the receipt of written notice that any such Tax has been incurred.

          (ii) The Purchaser shall indemnify the Parent from and against (A) any Taxes and Damages imposed on the Purchaser, the Southern Entities or any affiliate of the Purchaser for any Post-Closing Tax Period, (B) any Taxes and Damages for any Post-Closing Tax Period imposed on (x) the Parent attributable to the Southern Entities or (y) the Southern Entities, (C) Taxes and Damages arising from a transaction not in the ordinary course of business occurring on the Closing Date after the Purchaser's purchase of the Shares other than the Section 338(h)(10) Election, and (D) any breach of any covenant in this Section 4.12. The Purchaser shall discharge its obligation to indemnify the Parent against such Tax under this Section 4.12(g)(ii) by paying to the Parent an amount equal to the amount of such Tax; provided, however, that if the Parent provides the Purchaser with written notice of a Tax under this Section 4.12(g)(ii) at least 30 calendar days prior to the date on which the relevant Tax is required to be paid by the Parent, the Purchaser shall, if and to the extent that it is liable for such Taxes hereunder, discharge its obligation to indemnify the Parent against such Tax by paying an amount equal to the amount of such Tax to the relevant Taxing Authority. The Purchaser shall provide the Parent evidence of such payment to the relevant Taxing Authority. Any payment required to be made under this paragraph shall be made not later than 30 calendar days after the receipt of written notice that any such Tax has been incurred.

     (h) Transfer Taxes. The Parent and the Purchaser shall equally share liability for all Transfer Taxes incurred as a result of the purchase of the Southern Entity Shares as set forth in Section 4.11(d).

     (i) Refunds; Carrybacks. The Purchaser may, at its option, cause the Southern Entities to elect, where permitted by applicable law, to carry forward any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Tax Period. The Purchaser shall pay or cause to be paid to the Parent any Tax refunds or credits, including those received as a result of the carry back of a net operating or capital loss arising in a Post-Closing Tax Period, attributable

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to any Pre-Closing Tax Period received or credited to the Purchaser or the
Southern Entities, net of any direct costs attributable to receipt of such refund or credit, including Taxes payable with respect to such refund, within 30 calendar days after the receipt of such refund or credit. At the Parent's request, the Purchaser shall cooperate with the Parent in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Parent, at the Parent's expense, provided that there is no adverse impact on the Purchaser or the Southern Entities in any Post-Closing Tax Period. All refunds or credits of Taxes attributable to any Post-Closing Tax Period received by the Purchaser or the Southern Entities shall be for the benefit of the Purchaser.

     (j) Section 338(h)(10) Elections. The Purchaser and the Parent shall join with each other in making a timely, irrevocable and effective election provided by Section 338(h)(10) of the Code, in accordance with Treasury Regulation
Section 1.338(h)(10)-1(c) (the "Federal Section 338(h)(10) Election"), and, if permissible, similar elections under applicable state and local Tax Laws with respect to the Purchaser's purchase of the Southern Entity Shares (collectively with the Federal Section 338(h)(10) Election, the "Section 338(h)(10) Elections").

     (k) Allocation of Aggregate Deemed Sales Price. No later than 60 calendar days after the finalization of the valuation of the Independent Valuation Expert, the Purchaser shall deliver to the Parent pro forma Forms 8883 and the supporting documentation. The pro forma Forms 8883 shall set forth an allocation of the aggregate deemed sales price, as defined in Treasury Regulations Section 1.338-4 (but without regard to either party's transaction costs). The Parent shall have the right to review such forms solely for the purpose of determining whether the allocation has been made in accordance with the final valuation of the Independent Valuation Expert delivered pursuant to Section 4.11(e). If, within 15 calendar days after the receipt of the pro forma forms, the Parent notifies the Purchaser that the Parent objects to the pro forma forms on the basis that they do not reflect the valuation of the Independent Valuation Expert, then the Parent and the Purchaser shall attempt in good faith to resolve their disagreement within the 15 calendar days following the Parent's notification of Purchaser of such disagreement and the pro forma forms shall be amended before filing to reflect any such resolution. Within 15 calendar days after the later of (i) the date on which the Purchaser and the Parent shall have resolved any objections or (ii) the failure of the Parent to notify the Purchaser of an objection within 15 calendar days each party shall deliver to the other party a copy of its final Forms 8883.

     Section 4.13. Employee Matters.

     (a) Employees and Offers of Employment.

          (i) Prior to the date hereof, the Parent has caused the Sellers and the Southern Entities to have provided to the Purchaser a schedule that

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     sets forth the names, as of March 5, 2004, of all Southern Business
     Employees, organized by Southern Site. Such schedule shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and the Closing Date. In addition, prior to the date hereof, the Parent has caused the Sellers and the Southern Entities to have provided to the Purchaser a schedule of all Southern Business Employees, organized by Southern Site, including the following information for each Southern Business Employee (to the extent such information is contained in the HR Data Records maintained by Hewitt Associates for the Sellers): home address, home telephone number, birth date, social security number, job title or position pay rate and full-time/part-time status. The foregoing information will be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and the Closing Date. In addition, Parent will cause the Sellers to provide to the Purchaser, on or before the Closing Date, the following additional information with respect to each Southern Business Employee to the extent such information is contained in the HR Data Records maintained by Hewitt Associates for the
     Sellers: birth date, job title or position effective date, race, gender, last pay increase date, continuous service date, all paid time off eligibility and balances, status under the Fair Labor Standards Act, benefit eligibility and enrollment status (including defined contribution plan information), federal and state tax information, credit union information, and all miscellaneous deduction information.

          (ii) On the Closing Date, Purchaser or one of its affiliates shall offer employment to all Southern Business Employees (set forth on the schedule described in the first sentence of Section 4.13(a)(i) as the same has been updated from time to time prior to the Closing Date); provided, that the Purchaser or its affiliates may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this Section 4.13(a), the term "Southern Business Employee" shall include any Person who, on the Closing Date, is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date; provided, that such inactive employees shall be offered employment by the Purchaser or its affiliates as of the date they return to active employment but only if such employee returns to active service within 26 weeks after the Closing Date or such later time as their reemployment rights are protected by applicable Laws. Any such offers of employment shall be at such salary or wage and benefit levels that are comparable to the salary or wage and benefit levels offered to similarly situated employees of the Purchaser and its affiliates; provided, however, that during any post-Closing transition services period during which Transferred Employees (as defined below) continue to participate in any Benefit Plans, the Purchaser or its affiliates may provide that Transferred Employees (as defined below) shall continue to be covered at the benefit levels provided to such employees under such

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     Benefit Plans immediately prior to the Closing Date. The employees who accept and commence employment with the Purchaser or its affiliates are hereinafter collectively referred to as the "Transferred Employees". The Parent will not take any action which would impede, hinder, interfere or otherwise compete with the Purchaser's or its affiliates' effort to hire any Southern Business Employees. Neither the Purchaser nor its affiliates shall assume responsibility for any Transferred Employee until such employee commences employment with the Purchaser or its affiliates. In addition, if any Southern Business Employee suffers a termination of employment without cause during the 12 month period beginning on the Closing Date, the Purchaser will, or will cause one of its affiliates to, provide such employee with severance benefits, in an amount at least equal to the benefits provided under any severance or separation pay plan, program, agreement, arrangement or policy maintained by the Sellers or any TDI Company or TDI Subsidiary and disclosed on Section 2.02(q) of the Disclosure Schedule (calculated based on such Southern Business Employee's salary or wage and benefit level immediately preceding his or her termination of employment).

          (iii) With respect to whole and partial vacation days that have been earned but unused by Transferred Employees as of the Closing Date (the "Unused Vacation"), to the extent not paid at Closing, the Purchaser will, or will cause one of its affiliates to, either (A) permit each Transferred Employee to use the Unused Vacation after the Closing Date over the same period that the Transferred Employee could have used the Unused Vacation under the vacation policy of the TDI Companies or the TDI Subsidiaries, as applicable, in effect immediately prior to the Closing Date or (B) pay the Unused Vacation to the Transferred Employee. In addition, in the event any Transferred Employee terminates employment with the Purchaser and its affiliates prior to either using the Unused Vacation or receiving pay in lieu of the Unused Vacation, the Purchaser will, or will cause one of its affiliates to, pay any remaining Unused Vacation to the Transferred Employee upon termination of employment.

     (b) Employee and Benefit Liabilities.

          (i) Except for benefits accrued under funded or fully insured Company Plans, and except as provided in Section 4.13(b)(ii), Section 4.13(b)(iii) and Section 4.13(b)(iv), the Purchaser or its affiliates shall assume and be solely responsible for all obligations and liabilities of each Seller and each Seller's Subsidiary in respect of any current Southern Business Employee (and their beneficiaries), including, without limitation incentives, retention and vacation benefit liabilities, that arise or are incurred before (to the extent set forth on the Balance Sheet), on or after the Closing Date, other than any obligations, liabilities or responsibilities under any employment agreement with any such Southern Business Employee. It is not intended that a Southern Business Employee who

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     rejects an offer of employment from Purchaser or one of its affiliates made in accordance with Section 4.13(a)(ii) shall be entitled to any severance benefits. However, if any such Southern Business Employee is entitled to any severance benefits, the Parent shall be solely responsible for such benefits. The Parent will retain and be solely responsible for all obligations and liabilities with respect to any former Southern Business Employee and any Southern Business Employee who rejects an offer of employment from Purchaser.

          (ii) Prior to Closing, the Parent shall assume sponsorship of the Eckerd Corporation Pension Plan. Neither Purchaser nor any of its affiliates shall have any obligation or liability under (A) the Eckerd Corporation Pension Plan or (B) any other defined benefit plan maintained by the Parent or its affiliates.

          (iii) The Parent will retain and be solely responsible for the payment of the accrued benefit obligation of each Southern Business Employee under each nonqualified employee benefit plan listed in Section 4.13(b)(iii) of the Disclosure Schedule and under the J.C. Penney Corporation, Inc. Mirror Savings Plans I and II, the J.C. Penney Corporation, Inc. Mirror Savings Plan III, the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc., and the J. C. Penney Corporation Benefit Restoration Plan.

     (c) Purchaser Benefit Plans.

          (i) Purchaser or one of its affiliates shall recognize all service of the Transferred Employees with the Sellers or any of their affiliates, only for purposes of eligibility to participate and vesting in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Purchaser or one of its affiliates after the Closing Date and in determining the amount of benefits under any applicable sick leave, vacation, severance or other welfare plan. Purchaser will, or will cause one of its affiliates to, cover as of the Closing each Transferred Employee, enrolled in a Seller group health plan or a Southern Entities group health plan immediately prior to the Closing Date, under a group health plan and waive any preexisting condition limitations applicable to such Transferred Employees under any group health plan made available to them, and Purchaser will, or will cause one of its affiliates to, take all action necessary to ensure that such Transferred Employees are given full credit for all co-payments and deductibles incurred under any group health plan of a Seller or a Seller's Subsidiary for the plan year that includes the Closing Date.

          (ii) With respect to each Transferred Employee who participates in the Eckerd 401(k) Savings Plan and who, pursuant to an

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     elective transfer within the meaning of Treasury Regulation Section
     1.411(d)-4, Q&A 3(b), elects to transfer his or her vested account balance in such Plan to a defined contribution plan of Purchaser or one of its affiliates, Eckerd will cause the trustee of the Eckerd 401(k) Savings Plan to transfer to the trustee of the defined contribution plan of Purchaser or its affiliate the account balance of such Transferred Employee, and Purchaser will cause the trustee of such defined contribution plan to accept such transfer; provided that this sub-paragraph (ii) shall not apply to (A) any account balance to which Code Sections 401(a)(11) or 417 apply or (B) any account balance that, at the time of transfer, is invested in Parent's company stock fund.

     (d) No Third Party Beneficiaries. No provision of this Section 4.13 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of its Subsidiaries in respect of continued employment (or resumed employment) with either the Purchaser or any of its affiliates and no provision of this Section 4.13 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or any plan or arrangement which may be established by the Purchaser or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of CVS or any of its affiliates.

     Section 4.14. Guarantee Releases under Certain Contracts. The Purchaser will make good faith efforts to procure the release by the applicable counterparty of any guarantee of the Parent or its affiliates in place with respect to any third party vendor or supplier contract by offering a replacement guarantee of CVS or its affiliates, but Purchaser will have no further obligation to procure such release.

     Section 4.15. Contractual Overpayments. If at any time in the eighteen (18) month period following the Closing Date, the Purchaser or any of its affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts, the Split Contracts or the Southern Site Leases by the Sellers in the period prior to the Closing Date, the Purchaser shall turn over such refunded amount or an amount equal to the reduction, as the case may be, to the Parent.

     Section 4.16. Framework Agreement. At or prior to the Closing, the Purchaser and the Stock Purchaser shall enter into the Framework Agreement pursuant to which the Purchaser and the Stock Purchaser shall determine which assets and liabilities of the Sellers and the Business that relate to both the Northern Business and the Southern Business will be transferred to or assumed by the Purchaser and the Stock Purchaser, and the Parent shall not have any liability for the Stock Purchaser's or the Purchaser's failure to comply with the provisions of the Framework Agreement.

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     Section 4.17. Parent PBM Agreement. Until the Closing, Parent shall not, and shall cause its affiliates not to, terminate or amend or shorten the present term of the TDI Managed Care Services, Inc. Sponsor Agreement dated January 31, 1997 between TDI Managed Care Services, Inc. and Parent Voluntary Employees' Beneficiary Association (the "VEBA Agreement") as amended by Addendum No. 1 effective as of January 1, 2002. In addition, after the Closing Date, the Parent shall not, and shall cause its affiliates (at the time of such change of control) not to, exercise any right to terminate the VEBA Agreement by virtue of a change of control of the PBM Entity unless a third party or group (other than Purchaser, its affiliates or investors in a public offering or public distribution) acquire control of the PBM Entity.

     Section 4.18. Title and Survey. Promptly after the execution of this Agreement, the Parent shall (a) provide or make available to the Purchaser copies of the existing as-built surveys (the "Existing Surveys") of the Owned Real Property and of such of the Leased Real Property as are used for distribution centers in any Southern State (the "Designated Leased Property"), and which are, in any such instance, in Parent's or Sellers' possession, (b) request an update or recertification of the Existing Surveys in favor of Purchaser and in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, as adopted by the American Land Title Association and the American Congress on Surveying and Mapping or the local equivalent (the "New Surveys"), and (c) cause Parent's or Sellers' title insurance company to provide to the Purchaser a commitment for Owner's Title Policies or Leasehold Title Policies, as applicable (collectively, the "Title Policies"), covering each parcel of Owned Real Property or Designated Leased Property (collectively, the "Commitments"), together with the documents evidencing all exceptions and restrictions shown on the Commitments (the "Title Documents"). The updates or recertifications of the Existing Surveys and the cost of the base premiums for the Title Policies shall be at the Parent's or Sellers' sole cost and expense. The cost of any modifications and endorsements to the Title Policies and/or the cost of any mortgagee policies of title insurance that may be required by any lender of the Purchaser, including any modifications and endorsements to such mortgagee policies of title insurance, shall be at the Purchaser's sole cost and expense. Within twenty (20) calendar days after the date Purchaser receives the last of the Title Documents and New Survey for each parcel of Owned Real Property and Designated Leased Property, Purchaser may deliver to Seller a statement in writing of any objections Purchaser may have to Sellers' fee title to a parcel of Owned Real Property or leasehold title to Designated Leased Property, as the case may be, other than Permitted Liens and the standard printed exclusions from coverage contained in the Title Policies (collectively, "Title Objections"). Any Title Objections shall be deemed waived if Parent or the Sellers are not notified of such Title Objections within twenty (20) calendar days after Purchaser receives the last of the Title Documents and New Survey for the applicable parcel of Owned Real Property or Designated Leased Property or within ten (10) calendar days after Seller receives any subsequent amendment or endorsement to the Title Documents or New Survey for the applicable parcel of Owned Real Property or

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Designated Leased Property. Sellers shall not be required to bring any action or proceeding or otherwise incur any cost or expense to cure any Title Objections raised by Purchaser in accordance with the provisions of this Agreement, except that Sellers shall be required to (i) satisfy any mortgages placed upon any parcel of Owned Real Property as a lien to secure indebtedness incurred by Parent or Sellers, (ii) satisfy any mortgages placed upon any parcel of Designated Leased Property as a lien to secure indebtedness incurred by Parent or Sellers, (iii) cause the release of or bond over any mechanic's liens placed upon any parcel of Owned Real Property or Designated Leased Property by a third party in connection with work performed or alleged to have been performed on such parcel of Owned Real Property or Designated Leased Property on behalf of Parent or Sellers (unless placed upon the Owned Real Property or Designated Leased Property on behalf of Purchaser), and (iv) cause the release of any judgment or tax lien.

     Section 4.19. Environmental Inspections. (a) Prior to the Closing Date, the Purchaser shall not conduct any environmental inspections, investigations or testing on the Real Property without the Sellers' prior written consent (which shall not be unreasonably withheld but which shall be subject to the receipt by the Sellers of any required landlord consents, if required pursuant to the applicable Southern Site Leases). Any inspections, investigations or testing shall be conducted at the sole expense of the Purchaser and in accordance with all applicable laws. The Sellers shall have the right to have a representative present during any inspections of the Real Property. The Purchaser may request any and all publicly available information about the Real Property from Governmental Entities but will not disclose prior to the Closing Date to any Governmental Entity the results of any pre-Closing inspection, sampling or testing conducted at any of the Real Property, whether performed by a Seller, the Purchaser, a consultant or agent thereof or otherwise, without the Sellers' prior written consent (not to be unreasonably withheld), except to the extent required by Law.

     (b) Purchaser will, or will cause its consultants or agents to, promptly pay when due the costs of all inspections and examinations done with regard to the Real Property and promptly restore the Real Property to the condition in which such Real Property existed prior to any inspection or examination.

     (c) Purchaser shall keep all of the Real Property free and clear of all Liens or Encumbrances caused by Purchaser or any of its consultants or any agents prior to the Closing Date in connection with such environmental inspection or examination and hereby agrees to indemnify, defend and hold harmless the Sellers and/or the Parent Indemnitees (as defined in Section 7.02) from and against any Damages suffered by Sellers and/or the Parent Indemnitees arising out of any entry upon the Real Property and any inspections or examinations conducted by Purchaser, its consultants or agents, on the Real Property prior to Closing. The indemnity provisions of this Section 4.19(c) shall survive Closing and any termination of this Agreement and shall not be subject to any limitation of liability set forth in this Agreement.

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     Section 4.20. Prorations. At the Closing, with respect to the Southern Site
Leases (and, as applicable, with respect to the Owned Real Property), all rent (including without limitation percentage rent), common area charges, utility charges, real estate taxes, and other obligations shall be prorated as of the Closing Date (collectively the "Prorated Charges"). Whenever possible, such prorations shall be based on actual, current payments by the Sellers and to the extent such actual amounts are not available, such prorations shall be estimated as of the Closing Date based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations shall be recalculated by the Purchaser and the Parent and the Purchaser or the Parent shall make any additional payment or refund, as the case may be, so that the correct prorated amount is paid by each of the Purchaser and the Parent. The foregoing shall include an estimate of a pro rata amount of percentage rent payable under a Southern Site Lease based upon the prior year's sales with an appropriate adjustment to be made not later than the date that the Purchaser is obligated to pay such percentage rent, based on actual sales. The Seller's actual prorated share of rent based on actual sales shall be determined by multiplying (a) a fraction, the numerator of which is the amount of the applicable Seller's gross annual sales at such Southern Site from the first day of such lease year to (but not including) the Closing Date, and the denominator of which is the sum of the Purchaser's and the applicable Seller's gross annual sales at such Southern Site for the entire lease year, times (b) the amount of percentage rent actually due under the Southern Site Lease for such lease year. The applicable Seller, upon the request of the Purchaser, shall promptly provide the Purchaser such information as the Purchaser shall be required to submit to landlords under the Southern Site Lease in connection with the payment of percentage rent with respect to the Southern Site.

     Section 4.21. Medicare And Medicaid Provider Numbers. The Purchaser shall promptly make (and thereafter diligently pursue) all filings, notifications and applications required for participating as a provider in Medicare and Medicaid reimbursement programs with respect to the Southern Business. If the Purchaser has not obtained the required Medicaid and/or Medicare provider numbers ("Provider Numbers") by Closing, then the use of such numbers by the Purchaser, to the extent permitted by applicable Law, shall be as provided in the Management Agreement.

     Section 4.22. Non-solicitation. The Parent agrees that, until the second anniversary of the Closing Date, it shall not, and shall cause its affiliates not to, without the prior written consent of the Purchaser, directly or indirectly through another Person, (a) solicit to hire or hire, or (b) encourage, entice or induce to terminate an employment relationship of or with
(i) any employee of the Southern Business at the district manager level or above or (ii) any person who was at the district manager level or above in the Southern Business within the six months preceding such solicitation or hiring. The foregoing restrictions are not intended to preclude general solicitations in newspapers or similar mass media not targeted toward employees of the Southern Business.

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     Section 4.23. Monthly Financial Reports. As promptly as practicable and in any event no later than thirty (30) calendar days after the end of each fiscal month ending after the date hereof and before the Closing Date, the Parent and the Sellers will deliver to the Purchaser copies of monthly profit and loss statements with respect to each individual Southern Store, the PBM Business, the Mail Order Business and the Specialty Pharmacy Business and a consolidated balance sheet and statement of cash flows for the Business that are prepared by the Sellers and delivered to its executive officers in the ordinary course of business consistent with past practices.

     Section 4.24. Texas Certifications. Parent and Sellers will use their reasonable best efforts to require all pharmacy technicians ("Pharmacy Technicians") employed in Southern Sites in the State of Texas to register for and qualify the National Pharmacy Technician Certification Exam on or before June 1, 2004. In addition, all Pharmacy Technicians will be required by the Parent to register with the State Board of Pharmacy in Texas.

     Section 4.25. Northern Sites. Notwithstanding anything to the contrary in
Section 4.01, any Real Property that is owned or leased by any of the Southern Entities and that primarily relates to the Northern Business shall be transferred prior to Closing to one of the entities that the Stock Purchaser is acquiring pursuant to the Stock Purchase Agreement.

     Section 4.26. Insurance Claims Administration. After the Closing Date, the Purchaser shall be responsible for claims administration under general liability policies for occurrences arising in or from the Southern Business prior to Closing, to the extent such policies continue after Closing to provide coverage for such pre-Closing occurrences. The Parent and the Purchaser shall negotiate the Insurance Assignment Agreement in good faith and shall use their reasonable efforts to agree on the form, substance and obligation amount thereof prior to the Closing. If the Sellers receive any insurance proceeds with respect to an Assumed Liability, the Sellers shall turn over such proceeds (or the allocable portion of such proceeds) to the Purchaser.

     Section 4.27. Controlled Substances Inventory. To the extent required by applicable Law or DEA regulations in context of the transactions contemplated by this Agreement, the Sellers will undertake and deliver to the Purchaser at each Southern Site, an inventory of "controlled substances" located at such Southern Site, as close as practicable prior to the Closing.

     Section 4.28. JCP Telemarketing Agreement. On or prior to the Closing Date, Thrift Drug, Inc. will assign its rights, and delegate its obligations under, the Inbound/Outbound Services Agreement dated effective January 1, 1992 between J.C. Penney Telemarketing, Inc. and Thrift Drug, Inc. to the PBM Entity, and the termination notice period therein shall be amended to be 90 days. All other terms of that agreement shall remain the same as in the copy of the contract provided to the Purchaser prior to the date of this Agreement.

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     Section 4.29. Sharing of Net Real Estate Costs in CN States. If the CN
Trigger has occurred prior to Closing, Purchaser shall, after Closing, be responsible for terminating and/or disposing of all the CN Real Estate Interests existing after the Closing. The net aggregate cash cost (after giving effect to lease termination/breakage costs; legal, brokerage and other transaction fees and expenses; any Tax imposed with respect to the termination or disposition of any CN Real Estate Interest; proceeds from the sale of fee interests; costs reimbursable to developers etc.) (A) incurred or paid by Parent or the Sellers (in the case of any such transaction, with the written consent of Purchaser) and
(B) incurred or paid by the Purchaser after the Closing (the sum of (A) and (B), the "Aggregate CN Net Real Estate Liability")) of such terminations and dispositions (disregarding the effect of Section 1.13) will be borne 50% by each of Parent and Purchaser. Purchaser will keep Parent reasonably informed of the status and terms of such terminations and dispositions. Each party will seek in good faith to mitigate the Aggregate CN Net Real Estate Liability. Section 1.13 shall not apply to CN Real Estate Interests.

     Section 4.30. EDC Licensing, Inc. Except as otherwise provided in the Framework Agreement or the Eckerd Transition Services Agreement, the Parent shall cause EDC Licensing, Inc., a Delaware corporation, to transfer the Intellectual Property Rights it holds that are associated solely with the Southern Business to a Southern Entity.

                                    ARTICLE 5
                              CONDITIONS PRECEDENT

     Section 5.01. Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver on or prior to the Closing Date of each of the following conditions:

     (a) No Injunction or Illegality. No injunction, order, decree, temporary restraining order or judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in either case restrains or prohibits or materially restricts the consummation of the transactions contemplated hereby; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such restraint removed.

     (b) HSR Act; Governmental Approvals. The required waiting period under the HSR Act applicable to the purchase and sale of the Purchased Assets and the Southern Entity Shares shall have expired or been earlier terminated, and all notices, reports and other filings required to be made prior to the Closing by the Parent or the Sellers or by CVS or the Purchaser with, and all material consents, registrations, approvals, permits and authorizations required to be

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obtained prior to the Closing from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained; provided, however that the failure to obtain any or all Pharmacy Approvals by any party hereto shall not be a condition to Closing.

     (c) Share Purchase. Subject to Section 8.09, all conditions precedent to the closing of the purchase of the TDI Shares by the Stock Purchaser under the Stock Purchase Agreement (other than the Closing under this Agreement) shall have been satisfied.

     Section 5.02. Conditions to Obligations of the Parent and the Sellers. The obligations of the Parent and the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver by the Parent and the Sellers on or prior to the Closing Date of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of CVS and the Purchaser contained in this Agreement shall be true and correct, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date, except for inaccuracies therein, that individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Effect. CVS and the Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by each of them hereunder on or prior to the Closing Date.

     (b) Closing Deliveries. The Purchaser shall have made the deliveries required to be made by it under Section 1.15(a).

     Section 5.03. Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction or written waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Parent and the Sellers contained in this Agreement shall be true and correct, as of the date of this Agreement and, except for any such representations and warranties that speak as of an earlier specified date, as of the Closing Date, except for inaccuracies therein, that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Parent and the Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing Date.

     (b) Material Adverse Effect. There has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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     (c) Section 338(h)(10) Election. Parent shall execute an effective, irrevocable election under Section 338(h)(10) of the Code with respect to each of the Southern Entities in form and substance satisfactory to the Purchaser, and Parent shall deliver such elections, at Closing, to Davis Polk & Wardwell. Such elections shall be held by Davis Polk & Wardwell in escrow, and shall not be delivered to the Purchaser until such time as the forms described in Section 4.12(k) have been finalized.

     (d) Closing Deliveries. The Parent and the Sellers shall have made the deliveries required to be made by them under Section 1.15(b).

                                    ARTICLE 6
                        TERMINATION, AMENDMENT AND WAIVER

     Section 6.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

     (a) by the mutual written consent of the Parent and the Purchaser;

     (b) by the Parent or CVS, if the Closing shall not have occurred on or before August 31, 2004 (the "End Date"), otherwise than as a result of any material breach of any provision of this Agreement by the party, or such party's affiliates who are parties to this Agreement, seeking to terminate this Agreement;

     (c) by the Parent or CVS, if any court of competent jurisdiction or other Governmental Entity shall have permanently enjoined, restrained or otherwise prohibited the consummation of the transactions contemplated hereby and such injunction, restraint or prohibition shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent and remove such injunction, restraint or prohibition;

     (d) by the Parent, (i) if CVS or the Purchaser shall have breached any of their respective representations or warranties contained in this Agreement if such breaches, individually or in the aggregate, have had and would reasonably be expected to have a Purchaser Effect, or (ii) if CVS or the Purchaser shall have materially breached any of their respective covenants contained in this Agreement, in each case which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to CVS and the Purchaser; or

     (e) by CVS or the Purchaser, (i) if the Parent or the Sellers shall have breached any of their respective representations or warranties contained in this Agreement if such breaches, individually or in the aggregate, have had and would reasonably be expected to have a Material Adverse Effect, or (ii) if the Parent or the Sellers shall have materially breached any of their respective covenants

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contained in this Agreement, in each case which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the Parent and the Sellers.

The party desiring to terminate this Agreement pursuant to this Section 6.01 shall give notice of such termination to the other party.

     Section 6.02. Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its directors, officers, agents or representatives, and all rights and obligations of any party hereto shall cease; provided, however, that (a) Section 2.02(y), Section 3.05, the second and third sentences of Section 4.04(a), Section 4.19(c), this Section 6.02, Section 6.03, Section 6.04, Article 8 (other than Section 8.09) and the Confidentiality Agreement shall survive any such termination and abandonment and
(b) nothing contained in this Section shall relieve any party from liability for any intentional breach of this Agreement or fraud.

     Section 6.03. Amendment. This Agreement (including the Exhibits and the Disclosure Schedule hereto) may not be modified or amended except by (a) written agreement executed and delivered by duly authorized officers of each of the respective parties or (b) waiver in accordance with Section 6.04, provided however, that (so long as the Stock Purchase Agreement has not been terminated) no such modification or amendment shall be effective to the extent that it has a materially detrimental effect on the Stock Purchaser, unless consented to in writing by the Stock Purchaser.

     Section 6.04. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement; provided, however, that no such extension or waiver shall be effective to the extent it has a materially detrimental effect on the Stock Purchaser unless consented to in writing by the Stock Purchaser. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights, remedies, powers or privileges under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided.

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                                    ARTICLE 7
                                 INDEMNIFICATION

     Section 7.01. Indemnification By The Parent. Subject to the other provisions of this Article 7, from and after the Closing the Parent shall indemnify, defend and hold the Purchaser, CVS and their affiliates and, after the Closing, each of the Southern Entities (the "Purchaser Indemnitees") harmless from and against any and all Damages incurred or suffered by any Purchaser Indemnitee arising out of or relating to:

     (a) any breach of any representation or warranty of the Parent contained in
Article 2 (other than Parent Foundational Reps) of this Agreement, provided that
(i) each such representation and warranty shall be determined or read (except in the case of Section 2.02(e)(iii)) disregarding any Material Adverse Effect, materiality or similar qualification or exception contained therein and (ii) any item or matter disclosed expressly or by cross-reference in Section 2.02(d) of the Disclosure Schedule or Section 2.02(i) of the Disclosure Schedule (each, a "Deemed Undisclosed Item") shall be deemed not disclosed (i.e., for the avoidance of doubt, only the $550,000 amount per De Minimis Matter set forth in
Section 7.04(a)(ii) will apply with respect to each such Deemed Undisclosed Item; but if the Damages from any such item exceed $550,000, then none of such Damages from such item will be excluded under Section 7.04(a));

     (b) any breach of any representation or warranty of the Parent contained in
Article 2 (other than Parent Foundational Reps) of this Agreement as if such representation or warranty were made on and as of the Closing Date, provided that (i) each such representation and warranty shall be determined or read (except in the case of Section 2.02(e)(iii)) disregarding any Material Adverse Effect, materiality or similar qualification or exception contained therein and
(ii) any Deemed Undisclosed Item shall be deemed not disclosed (i.e., for the avoidance of doubt, only the $550,000 amount per De Minimis Matter set forth in
Section 7.04(a)(ii) will apply with respect to each such Deemed Undisclosed Item; but if the Damages from any such item exceed $550,000, then none of such Damages from such item will be excluded under Section 7.04(a));

     (c) any breach of any Parent Foundational Reps as if such representation or warranty were made as of the date of this Agreement and on and as of the Closing Date;

     (d) any breach of any covenant of the Parent contained in this Agreement;

     (e) any breach of any covenant of the Sellers contained in this Agreement provided that the breach occurred prior to the Closing Date;

     (f) any Excluded Liabilities (except to the extent of those Excluded Liabilities that arise from the Northern Business);

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     (g) the Purchaser's obligation to indemnify the Stock Purchaser pursuant to the Framework Agreement (i) with respect to Excluded Liabilities to the extent such Excluded Liabilities relate to the Southern Business or (ii) with respect to a matter for which Purchaser would be entitled to indemnification from Parent under Section 7.01(a) - (f) if the Purchaser itself suffered the applicable Damages; or

     (h) any Governmental Entity's denial or revocation of any license or permit or delay in granting any license or permit to the Purchaser or any of Purchaser's affiliates relating to any Southern Site in Oklahoma due solely to the failure of the Parent, the Seller or any affiliate of Parent to timely pay any Tax attributable to a Pre-Closing Tax Period.

     Section 7.02. Indemnification by CVS. Subject to the other provisions of this Article 7, from and after the Closing, CVS shall indemnify, defend and hold the Parent and its affiliates (other than TDI Companies or TDI Subsidiaries sold to a purchaser of the Northern Business)(the "Parent Indemnitees") harmless from and against any Damages incurred or suffered by any Parent Indemnitee arising out of or relating to:

     (a) any breach of any representation or warranty of CVS or the Purchaser contained in Article 3 (other than Purchaser Foundational Reps) of this Agreement (determined or read disregarding any Purchaser Effect, materiality or similar qualification or exception contained therein);

     (b) any breach of any representation or warranty of CVS or the Purchaser contained in Article 3 (other than Purchaser Foundational Reps) of this Agreement as if such representation or warranty were made on and as of the Closing Date (determined or read disregarding any Purchaser Effect, materiality or similar qualification or exception contained therein);

     (c) any breach of Purchaser Foundational Reps as if such representation or warranties were made as of the date of this Agreement and on and as of the Closing Date;

     (d) any breach of any covenant of CVS or the Purchaser contained in this Agreement;

     (e) any Assumed Liabilities (subject to Parent's indemnity obligations hereunder);

     (f) the Purchaser's conduct of the Southern Business from and after the Closing; and

     (g) Liabilities under Southern Site Leases or Assigned Contracts under which the Parent or any its affiliates is an obligor or guarantor and any guarantee or similar agreements or arrangements by Parent relating to any Purchased Assets other than a guarantee with respect to an Excluded Liability.

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     Section 7.03. Notice And Resolution of Claims.

     (a) Notice. Each Person entitled to indemnification pursuant to Section
7.01 or Section 7.02 (an "Indemnitee") shall give written notice to the Parent or CVS, respectively, promptly after obtaining knowledge of any claim that it may have under Section 7.01 or Section 7.02, as applicable. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. Failure to give such written notice in a timely manner shall not release the party from whom such indemnification is sought (the "Indemnifying Party") from its obligations under Section 7.01 or Section 7.02, as applicable, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

     (b) Defense of Third Party Claims. If a claim for indemnification pursuant to Section 7.01 or Section 7.02 shall arise from any Action, made or brought by a third party (a "Third Party Claim"), the Indemnifying Party may assume the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, such defense shall be conducted by counsel chosen by the Indemnifying Party reasonably acceptable to the Indemnitee, provided that the Indemnitee shall retain the right to employ its own counsel and participate in the defense of such Third Party Claim at its own expense (which will not be recoverable from the Indemnifying Party under this Article 7 or otherwise except if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the Indemnitee's reputation or future business prospects, (iii) if the Indemnitee reasonably believes an adverse determination would be materially detrimental to the Indemnitee's healthcare provider status (including its Medicare and Medicaid provider status), (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee, (v) outside counsel advises the Indemnitee that there are actual and potential conflicting interests between the Indemnifying Party and the Indemnitee or (vi) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim, in which case the reasonable expenses of counsel to the Indemnitee shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 7.03(b), (i) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.01 or Section 7.02 without the Indemnitee's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as part of such settlement the Indemnitee is unconditionally released from all liability with respect to such Third Party Claim, the Third Party Claim is for money damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (ii) no Indemnitee shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 7.01 or Section 7.02 without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Third Party Claim is for money

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damages only and such settlement does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnifying Party and as part of such settlement the Indemnifying Party is released from all liability (for indemnification pursuant to this Article 7 and otherwise) with respect to such Third Party Claim. If the Indemnifying Party does not notify the Indemnitee within 20 business days after receipt of the Indemnitee's notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnitee shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such actions by the Indemnitee shall be paid by the Indemnifying Party.

     Section 7.04. Limits on Indemnification.

     (a) Exclusion of Certain De Minimis Matters. None of the Parent or CVS shall have any obligation or liability to any Indemnitee pursuant to Section 7.01(a) or (b) or Section 7.02(a) or (b), respectively, with respect to any single event or condition, or series of related events, conditions or items arising out of substantially the same facts, from which the Damages incurred or suffered by the Indemnitee shall not have exceeded (i) $400,000 in the case of claims for which no disclosure has been made with respect to Section 2.02(d) or
Section 2.02(i), (ii) $550,000 in the case of any Deemed Undisclosed Item or
(iii) otherwise $250,000 with respect to Section 7.01(a) or (b) or Section 7.02(a) or (b), respectively (any such event or condition or series of related events, conditions or items being hereinafter referred to as a "De Minimis Matter").

     (b) Deductible. (i) The Parent shall not have any obligation or liability to any Purchaser Indemnitee under Section 7.01(a) or (b) unless and until the aggregate amount of Damages incurred or suffered by the Purchaser Indemnitees arising out of the matters referred to in Section 7.01(a) or (b), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded $36,000,000, in which case the Parent shall be obligated and liable under
Section 7.01(a) or (b) only with respect to such excess, and (ii) CVS shall not have any obligation or liability to any Parent Indemnitee under Section 7.02(a) or (b) unless and until the aggregate amount of Damages suffered by the Parent Indemnitees arising out of the matters referred to in Section 7.02(a) or (b), exclusive of any and all Damages arising out of De Minimis Matters, shall have exceeded $36,000,000, in which case CVS shall be obligated and liable under
Section 7.02(a) or (b) only with respect to such excess.

     (c) Limit of Liability. The aggregate liability of the Parent and the Sellers, on the one hand, and CVS, on the other hand, under Section 7.01(a) or
(b) or Section 7.02(a) or (b), respectively, shall not exceed $250,000,000.

     (d) Survival. The representations and warranties contained in Articles 2 and 3 of this Agreement or deemed to be made pursuant to Section 7.01(b) or
Section 7.02(b) shall survive the Closing for eighteen (18) months following the

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Closing Date, except that the Foundational Reps shall survive indefinitely and the representations and warranties contained in Section 2.02(q), Section 4.11(b) and Section 4.12(a) shall survive until the expiration of the statute of limitations applicable to matters covered thereby. Neither the Parent nor CVS shall have any obligation or liability pursuant to Section 7.01(a) or (b) or
Section 7.02(a) or (b), respectively, for any breach of any representation or warranty unless notice of a claim asserting such breach shall have been given in accordance with Section 7.03(a) prior to the termination of the survival period applicable to such representation or warranty.

     (e) Other Matters. Neither the Parent nor CVS shall have any obligation or liability under Section 7.01 or Section 7.02, as applicable, with respect to any Damages that are (i) caused by the actions of any Indemnitee, (ii) exacerbated (in the case of any Damages relating to Environmental Liabilities, knowingly exacerbated) by any Indemnitee to the extent of the exacerbation or (iii) recovered by any Indemnitee from any third party (including insurers). If the amount of any Damages suffered by any Indemnitee is reduced, at any time subsequent to any payment in respect thereof by an Indemnifying Party pursuant to Section 7.01 or Section 7.02, as applicable, by recovery from any other third party (including any insurer), an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (f) Exclusive Remedy. After the Closing, except for any non-monetary, equitable relief to which any Indemnitee may be entitled and except for claims based on fraud, the rights and remedies set forth in this Article 7 shall constitute the sole and exclusive rights and remedies of the parties hereto under or with respect to the subject matter of this Agreement. Each of the parties hereto hereby waives any and all claims and any cause of action for monetary damages under or with respect to the subject matter of this Agreement (other than any claims or causes of action arising out of the express provisions of this Article 7) that it might otherwise be entitled to assert against the other party hereto under any law, rule or regulation of any Governmental Entity, under the common law of any jurisdiction or otherwise.

     Section 7.05. Indemnity Payments. All indemnification payments made pursuant to this Article 7 and Sections 4.11 and 4.12 (other than interest payments) shall be treated by the parties hereto on all Tax Returns as an adjustment to the Purchase Price.

     Section 7.06. Coordination With Tax Covenant. In the event any provision of this Article 7 is inconsistent with any provision of Section 4.11 or Section 4.12, the provisions of Section 4.11 or Section 4.12 shall control.

     Section 7.07. Knowledge. No right of indemnification hereunder shall be limited in any respect by any investigation by any Person, whether pre-claim or

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post-claim, or the knowledge of any Person of any breach hereunder, or giving of a notice of breach hereunder to the other party pre-Closing or post-Closing or the decision by any Person to complete the Closing with any such knowledge.


                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.01. Reliance. The representations and warranties of the Parent contained in this Agreement constitute the sole and exclusive representations and warranties of the Parent to the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser acknowledges that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against the Parent. THE PURCHASER ACKNOWLEDGES THAT THE PARENT DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AS TO THE TDI COMPANIES AND THE TDI SUBSIDIARIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     Section 8.02. Fees and Expenses. All recording or filing fees or similar costs, including without limitation the filing fee to be paid pursuant to the HSR Act and any fees incurred in connection with obtaining any and all consents, approvals or authorizations of, or declarations or filings with, or notices to any Governmental Entity referred to in Section 2.01(d) and Section 3.04, imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby (but for the avoidance of doubt, not for transfer taxes) shall be borne by the Purchaser. The Purchaser shall reimburse the Parent for all fees and expenses associated with any audit of any financial statements required to be delivered to Purchaser pursuant to Section 1.06 of this Agreement and the inventory count referred to the first sentence of Section
1.10 of this Agreement. Whether or not the transactions contemplated hereby shall be consummated, except as set forth in the immediately preceding sentence, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 8.03. Certain Definitions. (a) For purposes of this Agreement the following terms have the meanings set forth below:

          (i) "Action" means any action, suit, claim, administrative or other proceeding, charge, grievance, dispute, assertion, arbitration or investigation by any Person.

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          (ii) an "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (iii) "Agreed Sharing Proportion" has the meaning set forth in the Framework Agreement.

          (iv) "Ancillary Agreements" means the Transition Services Agreements, the Assignment and Assumption Agreement, the Lease Assignment Agreements and the Management Agreement.

          (v) "Applicable Rate" means a rate per annum equal to the "prime rate" as set forth from time to time in The Wall Street Journal "Money Rates" column.

          (vi) "Approvals" means any of approvals, consents, authorizations, declarations, registrations or notices of any Person.

          (vii) "Balance Sheet" means the unaudited carve-out statement of assets acquired and liabilities assumed attached hereto as Exhibit I relating to the Southern Business as of the Balance Sheet Date prepared in accordance with GAAP and as modified by the Balance Sheet Principles.

          (viii) "Balance Sheet Date" means January 31, 2004.

          (ix) "Balance Sheet Principles" mean the principles identified in the Framework Agreement or if no specific principle thereunder applies, then according to the following general principles consistently applied: with respect to each balance sheet item (including reserves) on the Consolidated Balance Sheet, any items clearly identifiable as primarily relating to the Northern Business will be allocated to the balance sheet as of January 31, 2004 for the Northern Business required to be attached to the Stock Purchase Agreement and any items clearly identifiable as primarily relating to the Southern Business will be allocated to the Balance Sheet. Any items that cannot be so identified or that relate to the Business generally will be split between the balance sheets in the Agreed Sharing Proportion. Assets and liabilities relating to the CN States will be shown as Net Assets Held for Sale on the Balance Sheet.

          (x) "Baseline Number" means $784,000,000.

          (xi) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

          (xii) "Closing Working Capital" means Working Capital as of and including the Closing Date, as determined in accordance with Section 1.11.

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          (xiii) "CN States" means Colorado and New Mexico.

          (xiv) "CN Real Estate List" means a list of all open drugstores (whether owned or leased), commitments made in connection with the acquisition of new drugstores (whether owned or leased) and other sites approved by Eckerd's real estate committee that are in the CN States and are listed on Section 8.03(a)(xiv) of the Disclosure Schedule.

          (xv) "CN Trigger" means the Parent having announced the closure of all stores in the CN States and having caused the Sellers to (a) close all open stores in the CN States and (b) remove all inventory, equipment, fixtures and other assets from the stores in the CN States.

          (xvi) "CN Real Estate Interests" means real property leases, lease commitments, fee interests and commitments to acquire fee interests listed on the CN Real Estate List.

          (xvii) "Consolidated Balance Sheet" means the consolidated balance sheet of the Business as of the Balance Sheet Date.

          (xviii) "Damages" means all losses, liabilities, costs, damages (other than indirect damages or consequential damages that are remote or not reasonably foreseeable) and expenses (including the cost of investigation and defense and reasonable attorneys' fees), whether involving a Third Party Claim or claim solely between the parties hereto.

          (xix) "DEA" means Drug Enforcement Administration.

          (xx) "Eckerd Transition Services Agreement" means the Transition Services Agreement among Eckerd, Thrift, Genovese and the Purchaser to be entered into in connection with the consummation of the transactions contemplated by this Agreement.

          (xxi) "Environment" means soil, surface waters, ground waters, land, stream sediments, surface (whether indoor or outdoor) or subsurface strata, ambient air (whether indoor or outdoor) and any environmental medium.

          (xxii) "Environmental Law" means any Law concerning the protection of the Environment, human health and safety or hazardous or toxic materials, substances or wastes.

          (xxiii) "Environmental Liabilities" means any and all liabilities, costs or obligations arising in connection with or in any way relating to Parent or any of its Subsidiaries (or any of their respective predecessors or prior owner of all or part of the Business or Purchased Assets or assets of the Southern Entities), any property now or previously owned, leased or operated by Parent or any of its Subsidiaries, the Business (as currently or

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     previously conducted), the Purchased Assets or assets of the Southern
     Entities or any activities or operations occurring or conducted at the Southern Sites or the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which
     (A) arise under or relate to any Environmental Law and (B) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Section 2.02(m) of the Disclosure Schedule or any other environmental disclosure on any section of the Disclosure Schedule).

          (xxiv) A "former Southern Business Employee" means any individual who as of his or her last termination of employment with a Seller or a Seller's Subsidiary or a Southern Entity was actively and primarily employed solely in connection with the Southern Business.

          (xxv) "Foundational Reps" mean the Parent Foundational Reps and the Purchaser Foundational Reps, as applicable.

          (xxvi) "Framework Agreement" means the Agreement between the Purchaser and the Stock Purchaser in the form attached hereto as Exhibit J.

          (xxvii) "Hazardous Material" means any pollutant, contaminant, hazardous, toxic, radioactive or infectious material, substance or waste, mold, or any oil, petroleum, or petroleum product, which is regulated or could reasonably be expected to result in a liability or obligation under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, or any other Environmental Law.

          (xxviii) "Intellectual Property Rights" means (A) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (B) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (C) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (D) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals,

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     extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Law, regardless of the medium of fixation or means of expression (E) computer software (including source code, object code, firmware, operating systems and specifications), (F) industrial designs (whether or not registered), (G) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (H) all rights to obtain and rights to apply for patents, or to register trademarks and copyrights, (I) all rights in all of the foregoing provided by treaties, conventions and common law and (J) all rights to sue or recover and retain damages and costs and attorney's fees for past, present and future infringement or misappropriation of any of the foregoing. Notwithstanding anything contained herein "Intellectual Property Rights" shall not include Prescription Files.

          (xxix) "knowledge of the Parent" means the knowledge of those individuals listed on Section 8.03(a)(xxix) of the Disclosure Schedule.

          (xxx) "Landlord Objection" means: (i) the receipt by any of the Purchaser, the Sellers or the Parent of (x) an objection from a lessor or sublessor to the Purchasers' or its affiliates' use or occupation of any applicable Southern Site; or (y) a notice from a lessor or sublessor of any applicable Southern Site exercising a right to terminate a lease or sublease or recapture the applicable Southern Site; and/or (ii) the commencement of any legal proceedings by such lessor or sublessor against the Purchaser, Sellers and/or the Parent or any of their affiliates for eviction of the Purchaser or any of its affiliates from such Southern Site.

          (xxxi) "Largo Mail Order Site" means the space occupied by the Mail-Order Business (in the 12 month period preceding the date of this Agreement) in the Largo, Florida headquarters of the Business.

          (xxxii) "Laws" means all applicable domestic (including without limitation, any federal, state or local) and foreign statutes, laws, ordinances, rules, orders and regulations.

          (xxxiii) "Mail-Order Business" means the mail order pharmacy services and related services owned or operated by Thrift and Eckerd.

          (xxxiv) a "Material Adverse Effect" means a material adverse effect on
     (i) the ability of the Parent or the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the financial condition, results of operations or business of the Southern Business taken as a whole, excluding any effects resulting from
     (x) events or circumstances adversely affecting the principal markets served by the Southern Business or the industries in which the Southern Business operates, (y) general economic conditions, or

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     (z) the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby.

          (xxxv) "Network Contract" means any Contract pursuant to which a provider of medical and/or health related services participates in the PBM Business's pharmacy provider network.

          (xxxvi) "Northern Business" means the Business other than the Southern Business that is being acquired by the Stock Purchaser pursuant to the Stock Purchase Agreement.

          (xxxvii) "Northern Stores" mean the drugstores of the Business acquired by the Stock Purchaser pursuant to the Stock Purchase Agreement.

          (xxxviii) "Order" means judgment, order, decree, writ, injunction, determination, or award.

          (xxxix) "Parent Foundational Reps" mean the representations and warranties set forth in the first sentence of Section 2.01(a), the first four sentences of Section 2.01(b), the first four sentences of Section 2.01(c), Section 2.02(w), the first sentence of Section 2.02(x)(i), Section 2.02(x)(ii), Section 2.02(y) and Section 2.02(z).

          (xl) "PBM Business" means the pharmacy benefit administration and management services business owned or operated by Sellers and the PBM Entity, Genplus Managed Care, Inc., and Eckerd Corporation Of Florida, Inc.

          (xli) "PBM Entity" means TDI Managed Care Services, Inc.

          (xlii) "PBM Network Arrangements" means the contracts, agreements and arrangements between Sellers and their affiliates on the one hand, and the PBM Entity on the other hand, pursuant to which the drugstores of the Business are "providers" in the PBM Entity's network of pharmacies and are reimbursed by the PBM Entity at specified rates for services provided to the covered members.

          (xliii) "PBM Seller" means Thrift.

          (xliv) "Penney Information Technology Services Agreement" means the Information Technology and Transition Services Agreement between the Parent and the Purchaser relating to information technology to be entered into in connection with the consummation of the transactions contemplated by this Agreement.

          (xlv) "Penney Transition Services Agreement" means the Transition Services Agreement between the Parent and the Purchaser to be

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     entered into in connection with the consummation of the transactions contemplated by this Agreement.

          (xlvi) "Permitted Liens" means (A) Liens or Encumbrances that are listed or described in Section 8.03(a)(xlvi) of the Disclosure Schedule,
     (B) mechanics', carriers', workers', repairmen's liens or other similar Liens or Encumbrances arising or incurred in the ordinary course of business consistent with past practices, (C) Liens or Encumbrances for Taxes which are not yet due and payable, which may thereafter be paid without penalty or which are being contested in good faith (and for which adequate reserves are established on the Balance Sheet), (D) Liens or Encumbrances that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used, (E) other Liens or Encumbrances arising as a matter of law which do not materially impair the use of the property subject thereto as presently used, (F) any Liens or Encumbrances affecting any of the Purchased Assets caused by the Purchaser, its consultants or agents, (G) all matters shown on or in the Commitments, New Surveys, updates to any of the foregoing and Title Documents to which the Purchaser does not timely object in accordance with the terms of this Agreement or with respect to which the Purchaser ultimately waives any Title Objection and (H) easements, covenants, rights-of-way and other encumbrances or restrictions, whether unrecorded or recorded or referred to in an applicable lease or on an Existing Survey previously made available to the Purchaser, which do not materially impair the continued use of the Real Property subject thereto as currently used.

          (xlvii) a "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (xlviii) "Purchase Price" means an amount equal to the Estimated Purchase Price plus or minus any amount payable by or to, respectively, the Purchaser pursuant to Section 1.11(e), other than any portion of any such additional amount that constitutes interest.

          (xlix) "Purchaser Foundational Reps" means the representations and warranties set forth in the first sentence of Section 3.01, the first four sentences of Section 3.02, the first four sentences of Section 3.03 and
     Section 3.05.

          (l) "Related Financials" mean the unaudited carve-out statement of revenues and expenses relating to the Southern Business for the periods ended the Balance Sheet Date prepared in accordance with GAAP and the Balance Sheet Principles and attached hereto as Exhibit K.

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          (li) "Southern Business" means (i) the PBM Business, (ii) the
     Mail-Order Business, (iii) the Specialty Pharmacy Business and (iv) the Southern Drugstore Business.

          (lii) "Southern Business Employee" means any employee who, as of any designated date, is actively and primarily employed by a Seller or a Seller's Subsidiary or a Southern Entity primarily in connection with the Southern Business, but does not include (i) any employees employed at the corporate headquarters in Largo, Florida (other than employees listed on Section 8.03(a)(lii) of the Disclosure Schedule, who are all the employees at such corporate headquarter who are actively and primarily engaged in the Mail-Order Business or the Specialty Pharmacy Business), (ii) employees at the airport fixed base of operations in Clearwater, Florida or (iii) employees employed at the repackaging facilities in Largo, Florida and Puerto Rico.

          (liii) "Southern Drugstore Business" means the retail drugstore businesses of the Sellers conducted from the Southern Stores.

          (liv) "Southern Entities" mean the PBM Entity, Genplus Managed Care, Inc., E.T.B., Inc., Eckerd Corporation of Florida, Inc., JEC Facilities Funding II, Inc. and JEC Funding, Inc. and "Southern Entity" means each and any of the foregoing entities.

          (lv) "Southern Sites" means Southern Stores, Southern Distribution Centers and any sites associated primarily with the Southern Drugstore Business, PBM Business, Specialty Pharmacy Business or the Mail-Order Business but does not include (i) the Sellers' headquarters located at Largo, Florida, (ii) the airport fixed base of operations in Clearwater, Florida or (iii) the two condominiums located across from the headquarters at Largo, Florida.

          (lvi) "Southern Site Leases" means real property leases for the leased Southern Sites.

          (lvii) "Southern Distribution Centers" means each of the distribution centers of the Sellers located in Texas and Florida and the Sellers' trucking center in Louisiana described on Section 8.03(a)(lvii) of the Disclosure Schedule.

          (lviii) "Southern States" means Arizona, Alabama, Kansas, Missouri, Mississippi, Oklahoma, Louisiana, Texas and Florida.

          (lix) "Southern Stores" means each of the stores of the Sellers located in Southern States described on Section 8.03(a)(lix) of the Disclosure Schedule.

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          (lx) "Specialty Pharmacy Business" means the specialty pharmacy business and related services owned or operated by Eckerd (not including the repackaging business).

          (lxi) "Split Contracts" means those contracts which relate to both the Northern Business and the Southern Business, the benefits and liabilities of which shall be apportioned between the Purchaser and the Stock Purchaser pursuant to the Framework Agreement.

          (lxii) "Stock Seller" means the PBM Seller and each other Seller that is an owner of the outstanding shares of any Southern Entity.

          (lxiii) a "Subsidiary" of any Person means any other Person of which
     (i) the first mentioned Person or any subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.

          (lxiv) "TDI Subsidiary" means a Subsidiary of a TDI Company.

          (lxv) "Third Party Payor Contracts" means Contracts with Payment Programs pursuant to which a Seller or any Southern Entity provides pharmacy services to beneficiaries covered by the applicable Payment Program.

          (lxvi) "Transition Services Agreements" means the Penney Transition Services Agreement, the Penney Information Technology Transition Services Agreement and the Eckerd Transition Services Agreement.

          (lxvii) "Working Capital" means the sum of the following current assets (a) Cash and Short Term Investments (Including Store Cash), (b) Receivables (Net of Allowances), (c) Merchandise Inventories-FIFO (Net of Reserves), (d) Other Current Assets, in each case excluding Taxes Receivable and Deferred Tax Assets, minus the sum of the following current liabilities: (x) Accounts Payable, (y) Accrued Liabilities, (z) Bank Debit Balances (i.e., Outstanding Check Reclassification), in each case excluding Taxes Payable and Deferred Tax Liabilities and amounts incurred that relate to any tax withholding, to the extent such items are included in the Purchased Assets or Assumed Liabilities (including the assets and liabilities of the Southern Entities) in accordance with GAAP and Balance Sheet Principles applied on a consistent basis. The calculation of Working Capital shall exclude all assets and liabilities related to the CN States.

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     (b) For purposes of this Agreement the following terms have the meanings set forth in the sections noted below:

         Accountants                                    Section 1.11(c)
         Acquisition Proposal                           Section 4.03(b)
         Agreement                                      Introductory Paragraph
         Aggregate CN Net Real Estate Liability         Section 4.29
         Antitrust Challenge                            Section 4.05(d)
         Antitrust Law                                  Section 4.05(b)
         Antitrust Objection                            Section 4.05(d)
         Antitrust PBM Limit                            Section 4.05(d)
         Antitrust Store Limit                          Section 4.05(d)
         Apportioned Obligations                        Section 4.11(d)(i)
         Assigned Contracts                             Section 1.01(m)
         Assignment and Assumption Agreement            Section 1.15(a)(v)
         Assumed Liabilities                            Section 1.03
         Audited Financial Statements                   Section 1.06(a)
         Balance Sheet Date                             Section 2.02(a)
         Band Number                                    Section 4.05(e)
         Benefit Plan                                   Section 2.02(q)
         Business                                       Recital B
         Casualty                                       Section 4.02
         Closing                                        Section 1.14
         Closing Date                                   Section 1.14
         Closing Date Balance Sheet                     Section 1.11(a)
         Closing Working Capital Statement              Section 1.11(a)
         Closure Costs                                  Section 1.13(a)(i)
         Code                                           Section 2.02(q)
         Commitments                                    Section 4.18
         Company Plan                                   Section 2.02(q)
         Condemnation                                   Section 4.02
         Confidentiality Agreement                      Section 4.04(a)
         Consents                                       Section 1.16
         Contracts                                      Section 2.02(n)
         Conveyance Documents                           Section 1.15(b)(vi)
         CVS                                            Introductory Paragraph
         De Minimis Matter                              Section 7.04(a)
         Deemed Undisclosed Item                        Section 7.01(a)
         Designated Leased Property                     Section 4.18
         Disclosure Schedule                            Recital F
         Dispute                                        Section 1.13(b)
         Dispute Notice                                 Section 4.12(d)
         DOJ                                            Section 4.05(b)
         Eckerd                                         Introductory Paragraph
         Eckerd Transition Services Agreement           Section 1.15(a)(iii)
         End Date                                       Section 6.01(b)

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         ERISA                                      Section 2.02(q)
         Estimated Closing Working Capital          Section 1.09(a)
         Estimated Closing Working Capital          Section 1.09(a)
         Statement
         Estimated PBM Price                        Section 4.05(f)
         Estimated Purchase Price                   Section 1.09(a)
         Excess Amount                              Section 1.13(b)
         Exchange Act                               Section 2.01(d)
         Excluded Assets                            Section 1.02
         Excluded Liabilities                       Section 1.04
         Existing Surveys                           Section 4.18
         Federal Section 338(h)(10) Election        Section 4.12(j)
         Final PBM Price                            Section 4.05(f)
         FTC                                        Section 4.05(b)
         GAAP                                       Section 1.06
         Genovese                                   Introductory Paragraph
         Governmental Entity                        Section 2.01(d)
         HSR Act                                    Section 2.01(d)
         Increased Costs                            Section 1.13(a)(iii)
         Increased Occupancy Costs                  Section 1.13(a)(iii)
         Indemnifying Party                         Section 7.03(a)
         Indemnitee                                 Section 7.03(a)
         Independent Valuation Expert               Section 4.11(e)
         Insurance Assignment Agreement             Section 1.15(a)(v)
         Insurance Policies                         Section 2.02(r)
         Inventory                                  Section 1.01(a)
         Inventory Firm                             Section 1.10
         IRS                                        Section 2.02(q)
         Landlord Consent Period                    Section 1.13(a)
         Lease Assignment and Assumption            Section 1.15(a)(viii)
         Agreements
         Leased Real Property                       Section 1.01(d)
         Leasehold Title Policies                   Section 1.15(b)(xi)
         Legal Proceedings                          Section 2.02(i)
         Liens or Encumbrances                      Section 1.01
         Management Agreement                       Section 1.15(a)(ix)
         Multiemployer Plan                         Section 2.02(q)
         New Site                                   Section 1.13(a)(ii)
         New Surveys                                Section 4.18
         Owned Real Property                        Section 1.01(e)
         Owner Title Policies                       Section 1.15(b)(x)
         Parent                                     Introductory Paragraph
         Parent Indemnitees                         Section 7.02
         Parent Objection                           Section 1.11(b)
         Parent Objection Notice                    Section 1.11(b)
         Parent Review Period                       Section 1.11(b)


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

         Payment Programs                               Section 2.02(g)(i)
         Penney Transition Services Agreements          Section 1.15(a)(iii)
         Permits                                        Section 2.02(f)(ii)
         Petty Cash                                     Section 1.01(p)
         Pharmacy Approvals                             Section 2.01(d)
         Pharmacy Technicians                           Section 4.24
         Post-Closing Tax Period                        Section 4.11(a)
         Pre-Closing Tax Period                         Section 4.11(a)
         Prescription Files                             Section 1.01(c)
         Problem Site                                   Section 1.13(a)
         Prorated Charges                               Section 4.20
         Provider Numbers                               Section 4.21
         Purchased Assets                               Section 1.01
         Purchaser                                      Introductory Paragraph
         Purchaser Effect                               Section 3.01
         Purchaser Indemnitees                          Section 7.01
         Quarter Date                                   Section 1.06(b)
         Real Property                                  Section 1.01(e)
         Replacement Site Costs                         Section 1.13(a)(ii)
         Representatives                                Section 4.03(a)
         Required Consents                              Section 2.02(h)
         SEC                                            Section 2.01(d)
         Section 338(h)(10) Elections                   Section 4.12(j)
         Securities Act                                 Section 1.06(c)
         Sellers                                        Introductory Paragraph
         Settlement                                     Section 4.05(d)
         Southern Entity Shares                         Section 1.05
         Stock Purchase Agreement                       Recital E
         Stock Purchaser                                Recital E
         Straddle Tax Period                            Section 4.11(a)
         Tax                                            Section 4.11(a)
         Tax Matter                                     Section 4.12(f)
         Tax Returns                                    Section 4.11(a)
         Taxing Authority                               Section 4.11(a)
         TDI Companies                                  Recital A
         TDI Shares                                     Recital A
         Third Party Claim                              Section 7.03(b)
         Thrift                                         Introductory Paragraph
         Title Documents                                Section 4.18
         Title Objections                               Section 4.18
         Title Policies                                 Section 4.18
         Transfer                                       Section 1.01
         Transfer Taxes                                 Section 4.11(d)(ii)
         Transferred Employees                          Section 4.13(a)(ii)
         Transition Services Agreement(s)               Section 1.15(a)(iii)
         Unadjusted Purchase Price                      Section 1.07


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

         Unaudited Quarterly Financial Statements       Section 1.06(b)
         Unused Vacation                                Section 4.13(a)(iii)
         WARN                                           Section 2.02(j)

     Section 8.04. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, (b) five calendar days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by facsimile (with confirmation of receipt) or (d) one business day after being sent by a nationally recognized overnight delivery service, to the appropriate party at the address or facsimile number specified below (or at such other address for a party as shall be specified by like notice):

          (i) if to the Purchaser or CVS, to

                    CVS Corporation
                    One CVS Drive
                    Woonsocket, RI 02895
                    Attention: Douglas A. Sgarro
                    Fax: 401-770-3663

with a copy (which shall not constitute notice) to:

                    CVS Pharmacy, Inc.
                    One CVS Drive
                    Woonsocket, RI 02895
                    Attention: Douglas A. Sgarro
                    Fax: 401-770-3663

                    and

                    Davis Polk & Wardwell
                    450 Lexington Avenue
                    New York, New York 10017
                    Attention: Louis Goldberg
                    Fax: (212) 450-3800

          (ii) if to the Parent or if prior to the Closing to the Sellers, to

                    J. C. Penney Company, Inc.
                    6501 Legacy Drive
                    Plano, Texas 75024
                    Attention: General Counsel
                    Fax: (972) 431-1977


with a copy (which shall not constitute notice) to:

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

                    J. C. Penney Company, Inc.
                    6501 Legacy Drive
                    Plano, Texas 75024
                    Attention: Chief Financial Officer
                    Fax: (972) 431-1977

                    and

                    Jones Day
                    2727 North Harwood Street
                    Dallas, Texas 75201
                    Attention: Robert L. Estep and Lisa K. Durham
                    Fax: (214) 969-5100

          (iii) if to the Sellers following the Closing:

                    c/o The Jean Coutu Group (PJC) Inc.
                    50 Service Road
                    Warwick, Rhode Island 02886
                    Attention: Michel Coutu
                    Telecopy: (401) 825-3997

                    and

                    Fasken Martineau DuMoulin LLP
                    800 Square Victoria, Suite 3400
                    Montreal, Canada H4Z 1E9
                    Attention: Yvon Martineau
                    Telecopy: (514) 397-7600

with a copy (which shall not constitute notice) to:

                    McDermott, Will & Emery
                    28 State Street, 34th Floor
                    Boston, Massachusetts 02109
                    Attention: Dennis J. White
                    Telecopy: (617) 535-3800

                    and

                    McDermott, Will & Emery
                    50 Rockefeller Plaza, 14th Floor
                    New York, New York 10020
                    Attention: Spencer D. Klein and Gregory D. Puff
                    Telecopy: (212) 547-5444

     Section 8.05. Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent,

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

and no rule of strict construction will be applied against any party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto. Any interest payable under any provision of this Agreement shall be calculated on the basis of a 360-day year consisting of 12 30-day months. ALL RELEASES, DISCLAIMERS AND LIMITATIONS ON LIABILITY SET FORTH IN THIS AGREEMENT SHALL APPLY AND OPERATE IN ACCORDANCE WITH THEIR RESPECTIVE TERMS NOTWITHSTANDING ANY SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR BASIS FOR LIABILITY OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED OR LIMITED.

     Section 8.06. Entire Agreement; Third Party Beneficiaries. This Agreement, the Framework Agreement, the Transition Services Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person (including without limitation any employees or former employees of the TDI Companies or the TDI Subsidiaries), other than the parties hereto, any rights or remedies, except that (i) the Stock Purchaser shall be a third party beneficiary with respect to Section 6.03 and Section 6.04 solely to the extent set forth therein and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof (so long as the Stock Purchase Agreement has not been terminated), and (ii) each Indemnitee shall be a third party beneficiary with respect to Article 7 and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

     Section 8.07. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to agreements made and to be performed entirely within such state. Each of the parties hereto (a) hereby submits itself to the personal jurisdiction of any appropriate state or federal court in the Borough of Manhattan of the City of New York in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Each party

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

agrees that service of process on such party as provided in Section 8.04 shall be deemed effective service of process on such party.

     Section 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 8.08, the Purchaser may assign its rights and obligations hereunder or under any Ancillary Agreement, in whole or from time to time in part, to one or more designated affiliates of the Purchaser that is not organized or incorporated in the State of Texas, but no such assignment shall relieve the Purchaser of its obligations hereunder or thereunder if an assignee does not perform such obligations.

     Section 8.09. Alternative Structure. If the Stock Purchase Agreement is terminated as a result of the Stock Purchaser not obtaining financing sufficient to consummate the transactions contemplated by the Stock Purchase Agreement (or the End Date occurs due to the Stock Purchaser's inability to obtain financing), then the following will apply:

     (a) The condition to Closing under Section 5.01(c) shall be deemed to be satisfied;

     (b) The End Date specified in Section 6.01(b) shall be deemed to be automatically extended by 30 days;

     (c) All rights of the Stock Purchaser provided herein will be deemed deleted;

     (d) All references to the Framework Agreement shall be deemed to be deleted and replaced with a reference to this Section 8.09 and the following provisions of the Framework Agreement (together with associated defined terms) shall be deemed to be automatically incorporated in this Agreement with the references to the Stock Purchaser deemed replaced for the purposes hereof by references to the "Sellers": Section 2.01 (Largo HQ; Largo Mail Order Site; Other Sites); Section
2.02 ( "Eckerd" Name and Names Used In The Eckerd Business); Section 2.03 (E-Commerce Business); Section 2.04 (Private Label Inventory); Section 2.05 (Vendor Contracts) except that the Purchaser shall indemnify the Parent and the Sellers for any breakage costs associated with the bifurcation of Vendor Contracts (as defined in the Framework Agreement); Section 2.06 (Equipment Leases) except that the Purchaser shall indemnify the Parent and the Sellers for any breakage costs associated with the bifurcation of Equipment Leases (as defined in the Framework Agreement); Section 2.07 (Region Specific Contracts);
Section 2.08 (Region Specific Real Estate Leases); Section 2.09

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

(Region Specific Assets); Section 2.11 (PBM Network Arrangements); Section 2.13 (Third Party Payments); Section 2.14 (Corporate Integrity Agreement); Second and third sentences of Section 2.16 (Access to Information); Section 2.18 (Further Assurances) and Section 2.21 (Pipeline Inventory);

     (e) Section 4.04(a) (Access to Information; Confidentiality) of this Agreement shall be deemed automatically amended to be converted into a reciprocal obligation between Parent and Sellers on the one hand and Purchaser on the other hand and to expand its application to periods both prior to and following the Closing and Section 4.04(b) shall be deemed deleted;

     (f) Section 4.16 (Framework Agreement) of this Agreement shall be deemed to be deleted;

     (g) Section 4.22 (Non-Solicitation) of this Agreement shall be deemed automatically amended to be converted into a reciprocal obligation between Parent and Sellers on the one hand and Purchaser on the other hand;

     (h) The applicable Sellers shall perform (and shall cause their affiliates to perform) the obligations under the Eckerd Transition Services Agreement; and

     (i) The last sentence of Section 1.03, the parenthetical in Section 7.01(f), Section 7.01(g) and Section 8.04(iii) of this Agreement shall be deemed to be deleted; Section 1.04(g)(ii) shall be deemed amended to read in its entirety "that does not arise out of the Southern Business or the Purchased Assets"; and the words "if prior to the Closing" will be deemed to be deleted from Section 8.04(ii).

     Section 8.10. Enforcement.

     (a) Injunctive Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

     (b) Right to Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

     Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

     Section 8.13. Bulk Sales Laws. The Purchaser, the Parent and the Sellers each hereby waive compliance by the Sellers with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.

                            [signature page follows]

     IN WITNESS WHEREOF, CVS, the Purchaser, the Parent and the Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CVS CORPORATION

                                        By: /s/ Thomas M. Ryan
                                            -------------------------------
                                            Name: Thomas M. Ryan
                                            Title: Chairman, President and
                                                   Chief Executive Officer


                                        CVS PHARMACY, INC.

                                        By: /s/ Thomas M. Ryan
                                            -------------------------------
                                            Name: Thomas M. Ryan
                                            Title: Chairman, President and
                                                   Chief Executive Officer


                                        J.C. PENNEY COMPANY, INC.

                                        By: /s/ Charles R. Lotter
                                            -------------------------------
                                            Name: Charles R. Lotter
                                            Title: Executive Vice President,
                                                   Secretary and General Counsel


                                        ECKERD CORPORATION

                                        By: /s/ Dennis P. Miller
                                            -------------------------------
                                            Name: Dennis P. Miller
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        THRIFT DRUG, INC.

                                        By: /s/ Dennis P. Miller
                                            -------------------------------
                                            Name: Dennis P. Miller
                                            Title: Senior Vice President and
                                                   Chief Financial Officer

                                        GENOVESE DRUG STORES, INC.

                                        By: /s/ Dennis P. Miller
                                            -------------------------------
                                            Name: Dennis P. Miller
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                        ECKERD FLEET, INC.

                                        By: /s/ Dennis P. Miller
                                            -------------------------------
                                            Name: Dennis P. Miller
                                            Title: Senior Vice President and
                                                   Chief Financial Officer